                                                                      EXHIBIT 99

INDEPENDENT AUDITORS' REPORT

TO THE BOARDS OF DIRECTORS OF FLORIDA PROGRESS CORPORATION AND FLORIDA POWER
CORPORATION:


We have audited the accompanying consolidated balance sheet and schedule of capitalization of Florida Progress Corporation and its subsidiaries (Florida Progress) and the accompanying balance sheet and schedule of capitalization of Florida Power Corporation (Florida Power) as of December 31, 2001, and the related Florida Progress consolidated statements of income, of common equity and comprehensive income, and of cash flows and the related Florida Power statements of income, of common equity, and of cash flows for the year then ended. These financial statements are the responsibility of the respective company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Florida Progress and of Florida Power, respectively, at December 31, 2001, and the results of their respective operations and cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.


/s/ DELOITTE & TOUCHE LLP
Raleigh, North Carolina
February 15, 2002

INDEPENDENT AUDITORS' REPORT

TO THE BOARD OF DIRECTORS OF FLORIDA PROGRESS CORPORATION:

We have audited the accompanying balance sheets and schedules of capitalization of Florida Progress Corporation and subsidiaries, and of Florida Power Corporation, as of December 31, 2000 and 1999, and the related statements of income, cash flows, and common equity and comprehensive income for the years then ended. These financial statements are the responsibility of the respective management of Florida Progress Corporation and Florida Power Corporation. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Florida Progress Corporation and subsidiaries, and Florida Power Corporation, as of December 31, 2000 and 1999, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.


/s/ KPMG LLP
------------
KPMG LLP
St. Petersburg, Florida

February 15, 2001

CONSOLIDATED STATEMENTS of INCOME
---------------------------------
Florida Progress Corporation                                          Years ended December 31
(In thousands)                                                 2001              2000                 1999
---------------------------------------------------------------------------------------------------------------
Operating Revenues
   Electric                                                $ 3,212,841       $ 2,871,563          $ 2,649,413
   Diversified businesses                                    1,378,278         1,403,997            1,086,132
---------------------------------------------------------------------------------------------------------------
        Total Operating Revenues                             4,591,119         4,275,560            3,735,545
---------------------------------------------------------------------------------------------------------------
Operating Expenses
   Fuel used in electric generation                            912,735           681,869              615,389
   Purchased power                                             514,528           498,458              414,080
   Energy conservation costs                                    61,673            65,041               81,215
   Other operation and maintenance                             425,471           524,090              463,843
   Depreciation and amortization                               452,972           402,625              347,515
   Taxes other than on income                                  230,169           213,280              203,099
   Diversified businesses                                    1,690,073         1,655,336            1,038,550
---------------------------------------------------------------------------------------------------------------
        Total Operating Expenses                             4,287,621         4,040,699            3,163,691
---------------------------------------------------------------------------------------------------------------
Operating Income                                               303,498           234,861              571,854
---------------------------------------------------------------------------------------------------------------
Other Income (Expense)
   Interest income                                               2,872             1,852                  867
   Other, net                                                  (28,382)          (18,668)               1,513
---------------------------------------------------------------------------------------------------------------
        Total Other Income (Expense)                           (25,510)          (16,816)               2,380
---------------------------------------------------------------------------------------------------------------
Interest Charges
   Long-term debt                                              150,693           163,047              155,232
   Other interest charges                                       35,718            47,561               33,344
   Allowance for borrowed funds used during
   construction (AFUDC)                                         (1,087)           (3,117)              (3,350)
---------------------------------------------------------------------------------------------------------------
        Total Interest Charges, Net                            185,324           207,491              185,226
---------------------------------------------------------------------------------------------------------------
Income before Income Taxes                                      92,664            10,554              389,008
Income Taxes (Benefit)                                        (172,719)         (124,715)              84,858
---------------------------------------------------------------------------------------------------------------
Income from Continuing Operations                              265,383           135,269              304,150
Discontinued Operations (Note 4):
  Income from discontinued operations                            2,682             8,972               10,747
  Net loss on disposal of discontinued operations,
    (net of applicable estimated income tax benefit of
    $7,896)                                                    (23,734)                -                    -
---------------------------------------------------------------------------------------------------------------
Net Income                                                 $   244,331       $   144,241          $   314,897
===============================================================================================================

See Notes to financial statements.

CONSOLIDATED BALANCE SHEETS
---------------------------
Florida Progress Corporation
(In thousands)                                                                              December 31
Assets                                                                                2001                2000
---------------------------------------------------------------------------------------------------------------------
Utility Plant
  Electric utility plant in service                                                $ 7,151,729         $  6,998,135
  Accumulated depreciation                                                          (3,984,308)          (3,701,975)
---------------------------------------------------------------------------------------------------------------------
        Utility plant in service, net                                                3,167,421            3,296,160
  Held for future use                                                                    8,274                8,274
  Construction work in progress                                                        292,883              124,988
  Nuclear fuel, net of amortization                                                     62,536               39,879
---------------------------------------------------------------------------------------------------------------------
        Total Utility Plant, Net                                                     3,531,114            3,469,301
---------------------------------------------------------------------------------------------------------------------
Current Assets
  Cash and cash equivalents                                                              5,201               24,200
  Accounts receivable                                                                  420,118              482,270
  Accounts receivable-affiliates                                                        21,851                  507
  Taxes receivable                                                                      14,761               16,363
  Deferred income taxes                                                                 32,325               39,576
  Inventory                                                                            485,891              371,919
  Deferred fuel cost                                                                    15,147               90,434
  Prepayments                                                                           10,748               23,027
  Net assets of discontinued operations                                                      -               69,642
  Other current assets                                                                  48,184               25,251
---------------------------------------------------------------------------------------------------------------------
        Total Current Assets                                                         1,054,226            1,143,189
---------------------------------------------------------------------------------------------------------------------
Deferred Debits and Other Assets
  Income taxes recoverable through future rates                                         27,610               19,689
  Deferred purchased power contract termination costs                                   95,326              226,656
  Unamortized debt expense                                                              21,021               19,128
  Nuclear decommissioning trust funds                                                  406,100              400,719
  Diversified business property, net                                                   669,078              666,360
  Miscellaneous other property and investments                                         117,535              181,569
  Goodwill, net                                                                         11,139              113,152
  Other assets and deferred debits                                                     375,641              252,821
---------------------------------------------------------------------------------------------------------------------
        Total Deferred Debits and Other Assets                                       1,723,450            1,880,094
---------------------------------------------------------------------------------------------------------------------
        Total Assets                                                               $ 6,308,790         $  6,492,584
---------------------------------------------------------------------------------------------------------------------
Capitalization and Liabilities
---------------------------------------------------------------------------------------------------------------------
Capitalization
---------------------------------------------------------------------------------------------------------------------
  Common stock                                                                     $ 1,409,034         $  1,318,309
  Retained earnings                                                                    666,201              670,679
  Accumulated other comprehensive loss                                                  (2,985)              (1,407)
  Preferred stock of subsidiaries-not subject to mandatory redemption                   33,497               33,497
  Long-term debt, net                                                                2,643,934            2,276,416
---------------------------------------------------------------------------------------------------------------------
        Total Capitalization                                                         4,749,681            4,297,494
---------------------------------------------------------------------------------------------------------------------
Current Liabilities
  Current portion of long-term debt                                                     88,053              190,466
  Accounts payable                                                                     285,524              352,606
  Accounts payable-affiliates                                                          110,290                   48
  Interest accrued                                                                      74,091               64,118
  Short-term obligations                                                                     -              467,292
  Advances from parent                                                                 147,583               45,180
  Other current liabilities                                                            257,525              268,842
---------------------------------------------------------------------------------------------------------------------
        Total Current Liabilities                                                      963,066            1,388,552
---------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities
  Accumulated deferred income taxes                                                    165,816              341,605
  Accumulated deferred investment tax credits                                           54,387               62,160
  Other liabilities and deferred credits                                               375,840              402,773
---------------------------------------------------------------------------------------------------------------------
        Total Deferred Credits and Other Liabilities                                   596,043              806,538
------------------------------------------------------------------------------ --------------------------------------
Commitments and Contingencies (Notes 15 and 16)
---------------------------------------------------------------------------------------------------------------------
        Total Capitalization and Liabilities                                       $ 6,308,790         $  6,492,584
=====================================================================================================================

See Notes to Financial Statements.

CONSOLIDATED STATEMENTS of CASH FLOWS
-------------------------------------
Florida Progress Corporation

                                                                                            Years ended December 31
(In thousands)                                                                          2001          2000         1999
---------------------------------------------------------------------------------------------------------------------------
Operating Activities:
Net income                                                                          $   244,331     $ 144,241    $ 314,897
Adjustments to reconcile net income to net cash provided by operating activities:
      Income from discontinued operations                                                (2,682)       (8,972)     (10,747)
      Net loss on disposal of discontinued operations                                    23,734             -            -
      Net loss on sale of assets                                                         25,994             -            -
      Impairment of long-lived assets                                                   169,710       130,700            -
      Depreciation and amortization                                                     468,576       453,757      385,490
      Deferred income taxes and investment tax credits, net                            (201,787)     (236,978)     (53,940)
      Deferred fuel cost (credit)                                                        75,287      (122,076)       9,424
      Net (increase) decrease in accounts receivable                                     44,932      (137,794)     (16,793)
      Net (increase) decrease in inventories                                           (131,662)       47,572      (82,634)
      Net (increase) decrease in prepayments and other current assets                   (10,600)      (57,602)     (39,838)
      Net increase (decrease) in accounts payable                                        42,700        48,979      (14,942)
      Net increase (decrease) in other current liabilities                              118,708        84,242       80,978
      Other                                                                             (45,931)      174,627      101,348
---------------------------------------------------------------------------------------------------------------------------
       Net Cash Provided by Operating Activities                                        821,310       520,696      673,243
---------------------------------------------------------------------------------------------------------------------------
Investing Activities:
Property additions                                                                  $  (323,170)     (286,800)    (361,068)
Diversified business property additions                                                (133,447)     (194,195)    (152,234)
Nuclear fuel additions                                                                  (43,087)            -            -
Proceeds from sale of assets                                                             24,988             -       29,043
Proceeds from sale of discontinued operations                                            28,023             -            -
Other investing activities                                                              (28,644)      (65,644)    (114,294)
---------------------------------------------------------------------------------------------------------------------------
       Net Cash Used in Investing Activities                                           (475,337)     (546,639)    (598,553)
---------------------------------------------------------------------------------------------------------------------------
Financing Activities:
Proceeds from issuance of long-term debt                                                299,201         7,307       50,044
Proceeds from issuance of long-term debt to parent                                      500,000             -            -
Proceeds from issuance of common stock                                                        -             -       43,221
Issuance of company obligated mandatorily redeemable preferred securities                     -             -      300,000
Increase (decrease) in commercial paper reclassified to long-term debt                 (345,750)       16,455      (16,455)
Increase (decrease) in short-term debt                                                 (467,292)      314,156      (83,064)
Repayment of long-term debt                                                            (190,642)     (166,441)    (144,382)
Equity contributions from parent                                                         90,149        84,490            -
Dividends paid to parent                                                               (248,808)            -            -
Dividends paid on common stock                                                                -      (215,277)    (214,017)
Other financing activities                                                               (1,782)         (168)      (2,946)
---------------------------------------------------------------------------------------------------------------------------
       Net Cash Provided by (Used in) Financing Activities                             (364,924)       40,522      (67,599)
---------------------------------------------------------------------------------------------------------------------------
Cash Provided by (Used in ) Discontinued Operations                                         (48)           33           (2)
---------------------------------------------------------------------------------------------------------------------------
Net Increase (Decrease) in Cash and Cash Equivalents                                    (18,999)       14,612        7,089
---------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at Beginning of Year                                           24,200         9,588        2,499
---------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                                            $     5,201     $  24,200    $   9,588
---------------------------------------------------------------------------------------------------------------------------
Supplemental Disclosures of Cash Flow Information

Cash paid during the year - interest (net of amount capitalized)                    $   169,983     $ 195,500    $ 160,600
                            income taxes (net of refunds)                           $    (3,926)    $ 182,500    $ 152,000

See Notes to financial statements.

CONSOLIDATED SCHEDULES of CAPITALIZATION
----------------------------------------

Florida Progress Corporation                                                       December 31
(In thousands except per share data)                                         2001               2000
--------------------------------------------------------------------------------------------------------
Common Stock Equity
Common stock without par value, 250,000,000 shares
authorized; 98,616,658outstanding in 2001 and 2000                        $1,409,034         $1,318,309
Accumulated other comprehensive loss                                          (2,985)            (1,407)
Retained earnings                                                            666,201            670,679
--------------------------------------------------------------------------------------------------------
    Total Common Stock Equity                                             $2,072,250         $1,987,581
--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------
Preferred Stock of Florida Power Corporation-not-subject to mandatory redemption
Authorized-4,000,000 shares cumulative, $100 par value Preferred Stock;
5,000,000 shares cumulative, no par value preferred stock; 1,000,000 shares,
$100 par value Preference Stock
    $100 par value Preferred Stock:
    4.00% - 39,980 shares outstanding (redemption price $104.25)          $    3,998         $    3,998
    4.40% - 75,000 shares outstanding (redemption price $102.00)               7,500              7,500
    4.58% - 99,990 shares outstanding (redemption price $101.00)               9,999              9,999
    4.60% - 39,997 shares outstanding (redemption price $103.25)               4,000              4,000
    4.75% - 80,000 shares outstanding (redemption price $102.00)               8,000              8,000
--------------------------------------------------------------------------------------------------------
    Total Preferred Stock of Florida Power Corporation                    $   33,497         $   33,497
--------------------------------------------------------------------------------------------------------
Long-Term Debt (maturities and weighted average interest
rates as of December
31, 2001) Florida Power Corporation:
First mortgage bonds, maturing 2003-2023                 6.00-8.00%       $  810,000         $  510,000
Pollution control revenue bonds, maturing 2014-2027      6.35-7.20%          240,865            240,865
Medium-term notes, maturing 2002-2028                    6.54-6.81%          449,100            531,100
Commercial paper, reclassified to long-term debt              2.54%          154,250            200,000
Unamortized premium and discount, net                                         (2,935)            (2,849)
--------------------------------------------------------------------------------------------------------
                                                                           1,651,280          1,479,116
--------------------------------------------------------------------------------------------------------
Florida Progress Funding Corporation:
Mandatorily redeemable preferred securities, maturing
2039                                                          7.10%          300,000            300,000
--------------------------------------------------------------------------------------------------------
                                                                             300,000            300,000
--------------------------------------------------------------------------------------------------------
Progress Capital Holdings:
Medium-term notes, maturing 2002-2008                    5.78-7.45%          273,000            374,000
Commercial paper, reclassified to long-term debt                                   -            300,000
Unsecured note with parent, maturing 2011                     6.43%          500,000                  -
Miscellaneous notes                                                            7,707             13,766
---------------------------------------------------------------------------------------------------------
                                                                             780,707            687,766
---------------------------------------------------------------------------------------------------------
Less: Current portion of long-term debt                                      (88,053)          (190,466)
---------------------------------------------------------------------------------------------------------
     Total Long-Term Debt, Net                                            $2,643,934         $2,276,416
---------------------------------------------------------------------------------------------------------
Total Capitalization                                                      $4,749,681         $4,297,494
=========================================================================================================

All debt securities, except commercial paper, have fixed interest rates.

See Notes to financial statements.

CONSOLIDATED STATEMENTS of COMMON EQUITY and COMPREHENSIVE INCOME
-----------------------------------------------------------------

Florida Progress Corporation                                                     Years ended December 31
(In thousands except per share data)                                    2001              2000             1999
---------------------------------------------------------------------------------------------------------------------
Beginning Balance                                                       $1,987,581      $ 2,008,707      $ 1,861,952
Net income                                                                 244,331          144,241          314,897
Foreign currency translation adjustment                                     (1,578)            (982)            (425)
                                                                   --------------------------------------------------
    Comprehensive Income                                                   242,753          143,259          314,472
Common Stock Issued - 162,570 shares and 1,117,623
         Shares, respectively                                                    -            6,854           46,300
Equity contribution from parent, net                                        90,720           44,038                -
Dividend to parent                                                        (248,804)               -                -
Common stock dividends at annual per share rate of
         $2.22 and $2.18, respectively                                           -         (215,277)        (214,017)
---------------------------------------------------------------------------------------------------------------------
Ending Balance                                                          $2,072,250      $ 1,987,581      $ 2,008,707
=====================================================================================================================

See Notes to financial statements.

CONSOLIDATED QUARTERLY FINANCIAL DATA (UNAUDITED)
-------------------------------------------------

Florida Progress Corporation
(In thousands except per share data)           First Quarter(a)   Second Quarter(a)   Third Quarter(a)   Fourth Quarter (a)(b)
------------------------------------------------------------------------------------------------------------------------------
Year ended December 31, 2001
Operating revenues                                  $ 1,144,912        $ 1,133,648         $ 1,260,604        $ 1,051,955
Operating income (loss)                                 129,266            130,120             178,265           (134,153)
Income (loss) from continuing operations                 75,626            101,900             181,452            (93,595)
Net income (loss)                                        75,988             89,811             167,332            (88,800)
Common stock data: (c)
Price per share - high                                       NA                 NA                  NA                 NA
                  low                                        NA                 NA                  NA                 NA
------------------------------------------------------------------------------------------------------------------------------
Year ended December 31, 2000

Operating revenues                                  $   918,934        $ 1,042,985          $1,267,718        $ 1,045,923
Operating income (loss)                                 137,064            146,620             196,293           (245,116)
Income (loss) from continuing operations                 75,158            106,499             147,205           (193,593)
Net income (loss)                                        76,454            109,987             150,303           (192,503)
Common stock data: (c)
Price per share - high                                    46.50              50.56               53.44              56.06
                  low                                     40.06              45.31               46.88              51.81
------------------------------------------------------------------------------------------------------------------------------

(a) In the opinion of management, all adjustments necessary to fairly present amounts shown for interim periods have been made. Results of operations for an interim period may not give a true indication of results for the year. Certain reclassifications have been made to previously reported amounts to conform to the current year's presentation.

(b) Includes impairment, loss on sale of assets, and other one-time charges of $136.5 million after-tax for 2001. Includes merger and separation costs and impairment charges of $200.9 million after-tax in 2000. See Note 2 for a discussion of the purchase of Florida Progress by Progress Energy.

(c) As of November 30, 2000, all outstanding shares of Florida Progress were acquired by Progress Energy.




See Notes to financial statements.

STATEMENTS of INCOME
--------------------
Florida Power Corporation                                                     Years ended December 31
(In thousands)                                                         2001              2000              1999
---------------------------------------------------------------------------------------------------------------------
Operating Revenues
   Electric                                                          $ 3,212,841        $ 2,871,563       $2,649,413
---------------------------------------------------------------------------------------------------------------------
      Total Operating Revenues                                         3,212,841          2,871,563        2,649,413
---------------------------------------------------------------------------------------------------------------------
Operating Expenses
   Fuel used in electric generation                                      912,735            681,869          615,389
   Purchased power                                                       514,528            498,458          414,080
   Energy conservation costs                                              61,673             65,041           81,215
   Other operation and maintenance                                       425,471            524,090          463,843
   Depreciation and amortization                                         452,972            402,625          347,515
   Taxes other than on income                                            230,169            213,280          203,099
---------------------------------------------------------------------------------------------------------------------
        Total Operating Expenses                                       2,597,548          2,385,363        2,125,141
---------------------------------------------------------------------------------------------------------------------
Operating Income                                                         615,293            486,200          524,272
---------------------------------------------------------------------------------------------------------------------
Other Income (Expense)
   Interest income                                                         2,872              1,852              867
   Other, net                                                            (10,780)              (407)          13,780
---------------------------------------------------------------------------------------------------------------------
        Total Other Income (Expense)                                      (7,908)             1,445           14,647
---------------------------------------------------------------------------------------------------------------------
Interest Charges
   Long-term debt                                                        100,377            102,218          105,812
   Other interest charges                                                 14,417             26,261           18,139
   Allowance for borrowed funds used during construction                  (1,087)            (3,117)          (3,350)
---------------------------------------------------------------------------------------------------------------------
        Total Interest Charges, Net                                      113,707            125,362          120,601
---------------------------------------------------------------------------------------------------------------------
Income before Income Taxes                                               493,678            362,283          418,318
Income Taxes                                                             182,590            150,473          151,280
---------------------------------------------------------------------------------------------------------------------
Net Income                                                               311,088            211,810          267,038
Dividends on Preferred Stock                                               1,512              1,512            1,512
---------------------------------------------------------------------------------------------------------------------
Earnings For Common Stock                                            $   309,576        $   210,298       $  265,526
=====================================================================================================================

See Notes to financial statements.

BALANCE SHEETS
--------------
Florida Power Corporation
(In thousands)                                                                              December 31
Assets                                                                               2001                2000
----------------------------------------------------------------------------------------------------------------------
Utility Plant
  Electric utility plant in service                                                $ 7,151,729         $  6,998,135
  Accumulated depreciation                                                          (3,984,308)          (3,701,975)
----------------------------------------------------------------------------------------------------------------------
        Utility plant in service, net                                                3,167,421            3,296,160
  Held for future use                                                                    8,274                8,274
  Construction work in progress                                                        292,883              124,988
  Nuclear fuel, net of amortization                                                     62,536               39,879
----------------------------------------------------------------------------------------------------------------------
        Total Utility Plant, Net                                                     3,531,114            3,469,301
----------------------------------------------------------------------------------------------------------------------
Current Assets
  Cash and cash equivalents                                                                  -                3,380
  Accounts receivable                                                                  248,642              289,237
  Accounts and notes receivable-affiliates                                              16,424               38,729
  Advances to parent                                                                   119,799                    -
  Deferred income taxes                                                                 32,325               39,576
  Inventory                                                                            188,630              139,116
  Deferred fuel cost                                                                    15,147               90,434
  Prepayments                                                                            4,345                9,097
----------------------------------------------------------------------------------------------------------------------
        Total Current Assets                                                           625,312              609,569
----------------------------------------------------------------------------------------------------------------------
Deferred Debits and Other Assets
  Income taxes recoverable through future rates                                         27,610               19,689
  Deferred purchased power contract termination costs                                   95,326              226,656
  Unamortized debt expense                                                              11,844                9,526
  Nuclear decommissioning trust funds                                                  406,100              400,719
  Miscellaneous other property and investments                                          46,442               54,816
  Other assets and deferred debits                                                     254,414              187,763
----------------------------------------------------------------------------------------------------------------------
        Total Deferred Debits and Other Assets                                         841,736              899,169
----------------------------------------------------------------------------------------------------------------------
         Total Assets                                                              $ 4,998,162         $  4,978,039
======================================================================================================================
Capitalization and Liabilities
----------------------------------------------------------------------------------------------------------------------
Capitalization
----------------------------------------------------------------------------------------------------------------------
  Common stock                                                                     $ 1,081,257         $  1,075,414
  Retained earnings                                                                    950,387              889,614
  Preferred stock -not subject to mandatory redemption                                  33,497               33,497
  Long-term debt, net                                                                1,619,280            1,397,116
----------------------------------------------------------------------------------------------------------------------
        Total Capitalization                                                         3,684,421            3,395,641
----------------------------------------------------------------------------------------------------------------------
Current Liabilities
  Current portion of long-term debt                                                     32,000               82,000
  Accounts payable                                                                     143,828              170,126
  Accounts payable-affiliates                                                          189,817               39,526
  Taxes accrued                                                                          1,768                4,401
  Interest accrued                                                                      54,440               47,117
  Advances from parent                                                                       -               20,180
  Short-term obligations                                                                     -              192,530
  Other current liabilities                                                            185,265              219,057
----------------------------------------------------------------------------------------------------------------------
        Total Current Liabilities                                                      607,118              774,937
----------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities
  Accumulated deferred income taxes                                                    394,828              427,477
  Accumulated deferred investment tax credits                                           53,875               61,626
  Other liabilities and deferred credits                                               257,920              318,358
----------------------------------------------------------------------------------------------------------------------
        Total Deferred Credits and Other Liabilities                                   706,623              807,461
----------------------------------------------------------------------------------------------------------------------
Commitments and Contingencies (Notes 15 and 16)
----------------------------------------------------------------------------------------------------------------------
         Total Capitalization and Liabilities                                      $ 4,998,162         $  4,978,039
======================================================================================================================

See Notes to Financial Statements.

STATEMENTS of CASH FLOWS
------------------------
Florida Power Corporation                                                                  Years ended December 31
(In thousands)                                                                         2001         2000          1999
---------------------------------------------------------------------------------------------------------------------------
Operating Activities:
Net income                                                                           $  311,088    $  211,810    $  267,038
Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization                                                      467,025       453,291       384,967
     Deferred income taxes and investment tax credits, net                              (41,080)      (59,495)      (62,178)
     Deferred fuel cost (credit)                                                         75,287      (122,076)        9,424
     Net (increase) decrease in accounts receivable                                      62,900      (117,191)       (4,763)
     Net (increase) decrease in inventories                                             (49,514)       28,124       (35,566)
     Net (increase) decrease in prepayments and other current assets                      4,761       (55,550)      (37,627)
     Net increase (decrease) in accounts payable                                        123,993        33,720       (34,284)
     Net increase (decrease) in other current liabilities                               (29,100)       30,433        48,205
     Other                                                                             (129,818)       52,599        41,261
---------------------------------------------------------------------------------------------------------------------------
         Net Cash Provided by Operating Activities                                      795,542       455,665       576,477
---------------------------------------------------------------------------------------------------------------------------
Investing Activities:
Property additions                                                                     (323,170)     (286,800)     (361,068)
Nuclear fuel additions                                                                  (43,087)            -             -
Other investing activities                                                              (19,711)      (16,470)      (27,516)
---------------------------------------------------------------------------------------------------------------------------
          Net Cash Used in Investing Activities                                        (385,968)     (303,270)     (388,584)
---------------------------------------------------------------------------------------------------------------------------
Financing Activities:
Proceeds from issuance of long-term debt                                                297,621             -             -
Net decrease in commercial paper reclassified to long-term debt                         (45,750)            -             -
Increase (decrease) in short-term debt                                                 (192,530)       39,374       105,836
Repayment of long-term debt                                                             (82,000)      (76,800)      (91,600)
Equity contributions from parent                                                              -        71,000             -
Advances from parent                                                                   (139,979)       20,200             -
Dividends paid to parent                                                               (248,804)     (201,277)     (200,617)
Dividends paid on preferred stock                                                        (1,512)       (1,512)       (1,512)
---------------------------------------------------------------------------------------------------------------------------
           Net Cash (Used in) Financing Activities                                     (412,954)     (149,015)     (187,893)
---------------------------------------------------------------------------------------------------------------------------
Net Increase  in Cash and Cash Equivalents                                               (3,380)        3,380             -
---------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at Beginning of Year                                            3,380             -             -
---------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                                             $        -   $     3,380    $        -
===========================================================================================================================
Supplemental Disclosures of Cash Flow Information

Cash paid during the year - interest (net of amount capitalized)                     $  106,384   $  135,000    $  114,200
                            income taxes (net of refunds)                            $  210,629   $  194,400    $  210,900

See Notes to financial statements.

SCHEDULES of CAPITALIZATION
---------------------------
Florida Power Corporation                                                            December 31
(In thousands except per share data)                                          2001                 2000
-------------------------------------------------------------------------------------------------------------
Common Stock Equity
Common stock without par value                                               $1,081,257           $1,075,414
Retained earnings                                                               950,387              889,614
-------------------------------------------------------------------------------------------------------------
    Total Common Stock Equity                                                $2,031,644           $1,965,028
-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
Preferred Stock-not-subject to mandatory redemption
Authorized-4,000,000 shares cumulative, $100 par
value Preferred Stock; 5,000,000 shares cumulative, no
par value preferred stock; 1,000,000 shares, $100 par
value Preference Stock
    $100 par value Preferred Stock:
    4.00% - 39,980 shares outstanding (redemption price
    $104.25)                                                                 $    3,998           $    3,998
    4.40% - 75,000 shares outstanding (redemption price
    $102.00)                                                                      7,500                7,500
    4.58% - 99,990 shares outstanding (redemption price
    $101.00)                                                                      9,999                9,999
    4.60% - 39,997 shares outstanding (redemption price
    $103.25)                                                                      4,000                4,000
    4.75% - 80,000 shares outstanding (redemption price
    $102.00)                                                                      8,000                8,000
-------------------------------------------------------------------------------------------------------------
    Total Preferred Stock                                                    $   33,497           $   33,497
-------------------------------------------------------------------------------------------------------------
Long-Term Debt (maturities and weighted average interest
rates as of December 31, 2000)

First mortgage bonds, maturing 2003-2023                     6.00-8.00%      $  810,000           $  510,000
Pollution control revenue bonds, maturing 2014-2027          6.35-7.20%         240,865              240,865
Medium-term notes, maturing 2002-2028                        6.54-6.81%         449,100              531,100
Commercial paper, reclassified to long-term debt               2.54%            154,250              200,000
Unamortized premium and discount, net
                                                                                 (2,935)              (2,849)
-------------------------------------------------------------------------------------------------------------
                                                                              1,651,280            1,479,116
-------------------------------------------------------------------------------------------------------------
Less: Current portion of long-term debt                                         (32,000)             (82,000)
-------------------------------------------------------------------------------------------------------------
     Total Long-Term Debt, Net                                               $1,619,280           $1,397,116
-------------------------------------------------------------------------------------------------------------
Total Capitalization                                                         $3,684,421           $3,395,641
=============================================================================================================

All debt securities, except commercial paper, have fixed interest rates.

See Notes to financial statements.

STATEMENTS of COMMON EQUITY
---------------------------
Florida Power Corporation                                         Years ended December 31
(In thousands)                                               2001           2000           1999
---------------------------------------------------------------------------------------------------
Beginning Balance                                        $ 1,965,028    $ 1,885,007    $ 1,820,098
Net income                                                   309,576        210,298        265,526
Equity contribution from parent                                5,844         71,000              -
Dividends paid to parent                                    (248,804)      (201,277)      (200,617)
---------------------------------------------------------------------------------------------------
Ending Balance                                           $ 2,031,644    $ 1,965,028    $ 1,885,007
===================================================================================================

See Notes to financial statements.

QUARTERLY FINANCIAL DATA (UNAUDITED)
------------------------------------
Florida Power Corporation
(In thousands)                         First Quarter(a)    Second Quarter(a)   Third Quarter(a)    Fourth Quarter(a)(b)
-----------------------------------------------------------------------------------------------------------------------
Year ended December 31, 2001
Operating revenues                           $ 810,474            $ 783,660          $ 906,131              $ 712,576
Operating income                               145,425              164,904            213,158                 91,806
Net income                                      71,606               84,311            114,079                 39,580
-----------------------------------------------------------------------------------------------------------------------
Year ended December 31, 2000
Operating revenues                           $ 625,309            $ 693,336          $ 907,965              $ 644,953
Operating income (loss)                        131,974              156,470            221,459                (23,703)
Net income (loss)                               63,402               79,482            121,960                (54,546)

(a) In the opinion of management, all adjustments necessary to fairly present amounts shown for interim periods have been made. Results of operations for an interim period may not give a true indication of results for the year. Certain reclassifications have been made to previously reported amounts to conform to the current year's presentation.

(b)  Includes merger and separation costs of $94.2 million after-tax in 2000.


The business of Florida Power is seasonal in nature and comparisons of earnings for the quarters do not give a true indication of overall trends and changes in Florida Power's operations. In the fourth quarter of 2000 the FPSC approved the establishment of a regulatory liability for the purpose of deferring nonfuel revenues. The 2000 deferral was $63 million. In the first quarter of 2001 and third quarter of 2000, respectively, Florida Power recognized the 2000 $63 million and 1999 $44 million deferral in electric utility revenues and applied it to the amortization of the Tiger Bay regulatory asset, which resulted in no impact to 2001 or 2000 earnings (see Note 15).

See Notes to financial statements.

FLORIDA PROGRESS CORPORATION AND FLORIDA POWER CORPORATION
NOTES TO FINANCIAL STATEMENTS

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General -- Florida Progress Corporation (the Company or Florida Progress) is a holding company under the Public Utility Holding Company Act of 1935 (PUHCA). The Company became subject to the regulations of PUHCA when it was acquired by CP&L Energy, Inc. on November 30, 2000 (See Note 2). CP&L Energy, Inc. subsequently changed its name to Progress Energy, Inc. (Progress Energy or the Parent). Florida Progress' two primary subsidiaries are Florida Power Corporation (Florida Power) and Progress Fuels Corporation (Progress Fuels).

The financial statements include the financial results of the Company and its majority-owned operations. All significant intercompany balances and transactions have been eliminated. Investments in 20% to 50%-owned joint ventures are accounted for using the equity method. These investments, which total approximately $33 million at December 31, 2001, are included as miscellaneous property and investments in the Consolidated Balance Sheets.

Certain reclassifications have been made to prior-year amounts to conform to the current year's presentation.

Use of Estimates -- In preparing financial statements that conform with accounting principles generally accepted in the United States of America, management must make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and amounts of revenues and expenses reflected during the reporting period. Actual results could differ from those estimates.

Regulation -- Florida Power is regulated by the Florida Public Service Commission (FPSC) and the Federal Energy Regulatory Commission (FERC). The utility follows the accounting practices set forth in the Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation." This standard allows utilities to capitalize or defer certain costs or reduce revenues based on regulatory approval and management's ongoing assessment that it is probable these items will be recovered or refunded through the ratemaking process.

PROPERTY, PLANT AND EQUIPMENT

Electric Utility Plant -- Utility plant is stated at the original cost of construction, which includes payroll and related costs such as taxes, pensions and other fringe benefits, general and administrative costs, and an allowance for funds used during construction. Substantially all of the utility plant is pledged as collateral for Florida Power's first mortgage bonds.

The allowance for funds used during construction (AFUDC) represents the estimated cost of equity and debt for utility plant under construction. Florida Power is permitted to earn a return on construction costs and recover them in the rates charged for utility services while the plant is in service. The average rate used in computing the allowance for funds was 7.8% for 2001, 2000 and 1999.

The cost of nuclear fuel is amortized to expense based on the quantity of heat produced for the generation of electric energy in relation to the quantity of heat expected to be produced over the life of the nuclear fuel core.

Florida Power's annual provision for depreciation, including a provision for nuclear plant decommissioning costs and fossil plant dismantlement costs, expressed as a percentage of the average balances of depreciable utility plant, was 4.3% for 2001 and 4.6 % for 2000 and 1999.

Florida Power also maintains a reserve for fossil plant dismantlement. (See Note
8).

Florida Power charges maintenance expense with the cost of repairs and minor renewals of property. The plant accounts are charged with the cost of renewals and replacements of property units. Accumulated depreciation is charged with the cost, less the net salvage, of property units retired.


In compliance with a regulatory order, Florida Power accrues a reserve for maintenance and refueling expenses anticipated to be incurred during scheduled nuclear plant outages. (See Note 15)

Diversified Business Property -- Diversified business property consists primarily of railcars, marine equipment, land, synthetic fuel facilities, mineral rights and telecommunications equipment.

The following is a summary of diversified business property (in thousands):

                                                  2001           2000
                                               ----------     ----------
Equipment                                      $  238,092     $  259,070
Land and mineral rights                           116,998        132,715
Buildings and plants                              118,662        142,082
Telecommunications equipment                      184,539        116,034
Railcars                                           77,919         84,988
Marine equipment                                   78,868         73,287
Computers, office equipment and software           27,887         35,431
Construction work in progress                     108,570        111,598
Accumulated depreciation                         (282,457)      (288,845)
                                               ----------     ----------

Diversified business property, net             $  669,078     $  666,360
                                               ==========     ==========

Depreciation on diversified business property is calculated principally on the straight-line method over the following estimated useful lives:

   Equipment, buildings and plant               3 to 40 years
   Telecommunications equipment                 5 to 20 years
   Railcars                                     3 to 20 years
   Marine equipment                             3 to 35 years
   Computers, office equipment and software     3 to 10 years

The synthetic fuel facilities are being depreciated through 2007 at which time the Section 29 tax credits will expire.

In December 2000, Progress Fuels wrote down certain of its 180 million tons of coal reserves (See Note 3). Excluding reserves determined to be impaired, Progress Fuels owns, in fee, properties that contain estimated proven and probable coal reserves of approximately 2 million tons, and controls, through mineral leases, additional estimated proven and probable coal reserves of approximately 22 million tons. Depletion is provided on the units-of-production method based upon the estimates of recoverable tons of clean coal.

Inventory

Inventory is carried at average cost. As of December 31, 2001 and 2000, inventory was comprised of :

FLORIDA PROGRESS
(in thousands)                             2001              2000
                                         --------          --------
Fuel                                     $155,188          $ 74,112
Rail equipment and parts                  200,697           191,756
Materials and supplies                    113,638            91,145
Other                                      16,368            14,906
                                         --------          --------

Inventory                                $485,891          $371,919
                                         ========          ========

FLORIDA POWER
(in thousands)                             2001              2000
                                         --------          --------
Fuel                                     $ 92,417          $ 51,949
Materials and supplies                     96,213            87,167
                                         --------          --------

Inventory                                $188,630          $139,116
                                         ========          ========

Utility Revenues, Fuel and Purchased Power Expenses -- The Company recognizes electric utility revenues as service rendered to customers. Operating revenues include unbilled electric utility revenues earned when service has been delivered but not billed by the end of the accounting period. Revenues include amounts resulting from fuel, purchased power and energy conservation cost recovery clauses, which generally are designed to permit full recovery of these costs. The adjustment factors are based on projected costs for a 12-month period. The cumulative difference between actual and billed costs is included on the balance sheet as a current regulatory asset or liability. Any difference is billed or refunded to customers during the subsequent period.

Florida Power accrues the nonfuel portion of base revenues for services rendered but unbilled. As of December 31, 2001 and 2000, the amounts accrued were $63.1 million and $85.1 million, respectively.

Diversified Revenues -- Revenues include revenues from mining, processing, and procurement of coal, production and sale of natural gas, river terminal services, production and sale of synthetic fuel, offshore marine transportation, railcar repair and parts reconditioning, railcar leasing and sales, manufacturing and supplying rail and track material, metal recycling, and sales of wholesale telecommunications services. Revenues are recognized at the time products are shipped or as services are rendered. Leasing activities are accounted for in accordance with SFAS No. 13, "Accounting for Leases".

Diversified Business Expenses

The major components of diversified business expenses for the years ended December 31, 2001, 2000 and 1999 are as follows (in thousands):

                                         2001         2000         1999
                                         ----         ----         ----
Cost of sales                         $1,360,487   $1,320,168   $  910,465
Depreciation and amortization             69,407       64,958       51,552
General and administrative expenses       96,616      137,174       75,894
Impairment of assets (Note 3)            160,569      130,700            -
Other                                      2,994        2,336          639
                                      ------------------------------------
Diversified Business Expenses         $1,690,073   $1,655,336   $1,038,550
                                      ====================================

Income Taxes -- Deferred income taxes are provided on all significant temporary differences between the financial and tax basis of assets and liabilities using current tax rates.

Deferred investment tax credits, subject to regulatory accounting practices, are amortized to income over the lives of the related properties.

Accounting for Certain Investments -- The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Dividend and interest income are recognized when earned.

Amounts funded in externally managed decommissioning trusts are recorded at fair value. The trust funds consist primarily of equity securities and municipal, government, corporate, and mortgage-backed debt securities. The debt securities have a weighted-average maturity of approximately 10 years. All realized and unrealized gains and losses are reflected as an adjustment to the accumulated provision for nuclear decommissioning.

Acquisitions -- During 2000, subsidiaries of Progress Fuels acquired 7 businesses, in separate transactions. The cash paid for the 2000 acquisitions was $45.7 million. The excess of the aggregate purchase price over the fair value of net assets acquired was approximately $11.1 million. The acquisitions were accounted for under the purchase method of accounting and, accordingly, the operating results of the acquired businesses have been included in the Company's financial statements since the date of acquisition. Each of the acquired companies conducted operations similar to those of the subsidiaries and has been integrated into Progress Fuels' operations. The pro forma results of consolidated operations for 2000 and 1999, assuming the 2000 acquisitions were made at the beginning of each year, would not differ significantly from the historical results. The Company had no acquisitions during 2001.

Accounting for the Impairment of Goodwill and Long-Lived Assets -- SFAS No. 121 "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed Of" requires review of long-lived assets and certain intangibles for impairment when events or circumstances indicate that the carrying value of an asset may not be recoverable. Any impairment losses are reported in the period in which the recognition criteria are first applied based on the fair value of the asset. SFAS No. 121 was superseded by SFAS No. 142 and SFAS No. 144 as of January 1, 2002. (See New Accounting Standards)

Environmental -- The Company accrues environmental remediation liabilities when the criteria of SFAS No. 5, "Accounting for Contingencies," have been met. Environmental expenditures are expensed as incurred or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and have no future economic benefits are expensed.

Liabilities for expenditures of a non-capital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated.

Loss Contingencies -- Liabilities for loss contingencies arising from litigation are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated.

Other Policies -- Leasing activities are accounted for in accordance with SFAS No. 13, "Accounting for Leases." Due to the geographical locations of Progress Fuels' Rail Services and the non-Florida portion of its Energy & Related Services operations, it is necessary to report their results one-month in arrears.

The Company maintains an allowance for doubtful accounts receivable, which totaled approximately $25.7 million and $26.2 million at December 31, 2001 and 2000, respectively. Florida Power's allowance for doubtful accounts receivable totaled $2.5 million and $5.2 million, respectively, at December 31, 2001 and 2000. Long-term debt premiums, discounts and issuance expenses are amortized over the life of the related debt using the straight-line method. Any expenses or call premiums associated with the reacquisition of debt obligations by Florida Power are amortized over the remaining life of the original debt using the straight-line method. The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

New Accounting Standards -- Effective January 1, 2001, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 138. SFAS No. 133, as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 requires that an entity recognize all derivatives as assets or liabilities in the consolidated balance sheet and measure those instruments at fair value. The adoption of SFAS No. 133 did not have any effect on the Company's financial statements.

During the second quarter of 2001, the FASB issued interpretations of SFAS No. 133 indicating that options in general cannot qualify for the normal purchases and sales exception, but provided an exception that allows certain electricity contracts, including certain capacity-energy contracts, to be excluded from the mark-to-market requirements of SFAS No. 133. The interpretations were effective July 1, 2001. Those interpretations did not require the Company to mark-to-market any of its electricity capacity-energy contracts currently outstanding. In December 2001, the FASB revised the criteria related to the exception for certain electricity contracts, with the revision to be effective April 1, 2002. The Company does not expect the revised interpretation to change its assessment of mark-to-market requirements for its current contracts. If an electricity or fuel supply contract in its regulated businesses is subject to mark-to-market accounting, there would be no income statement effect of the mark-to-market because the contract's mark-to-market gain or loss will be recorded as a regulatory asset or liability. Any mark-to-market gains or losses in its non-regulated businesses will affect income unless those contracts qualify for hedge accounting treatment.

The application of the new rules is still evolving, and further guidance from the FASB is expected, which could additionally impact the Company's financial statements.

Effective January 1, 2002, the Company adopted SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." These statements require that all business combinations initiated after June 30, 2001 be accounted for using the purchase method of accounting and clarifies the criteria for recording of other intangible assets separately from goodwill. Effective January 1, 2002, goodwill is no longer subject to amortization over its estimated useful life. Instead, goodwill is subject to at least an annual assessment for impairment by applying a fair-value based test. This assessment could result in periodic impairment charges.

The Company has not yet determined whether its goodwill is impaired under the initial impairment test required.

The FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations" in July 2001. This statement provides accounting requirements for retirement obligations associated with tangible long-lived assets and is effective January 1, 2003. This statement requires that the present value of retirement costs for which the Company has a legal obligation be recorded as liabilities with an equivalent amount added to the asset cost and depreciated over an appropriate period. The Company is currently assessing the effects this statement may ultimately have on the Company's accounting for decommissioning, dismantlement and other retirement costs.

Effective January 1, 2002, the Company adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 provides guidance for the accounting and reporting of impairment or disposal of long-lived assets. The statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." It also supersedes the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" related to the disposal of a segment of a business. Adoption of this statement did not have a material effect on the Company's financial statements.

NOTE 2: ACQUISITION BY PROGRESS ENERGY, INC.

On November 30, 2000, Progress Energy acquired all of the outstanding shares of Florida Progress' common stock in accordance with the Amended and Restated Plan of Exchange, including the related Plan of Share Exchange, dated as of August 22, 1999, as amended and restated as of March 3, 2000, among CP&L Energy, Florida Progress and Carolina Power & Light Company. Florida Progress shareholders received $54.00 in cash or shares of Progress Energy common stock having a value of $54.00, subject to proration, and one contingent value obligation (CVO) in exchange for each share of Florida Progress common stock. The exchange ratio for the shares of Progress Energy common stock issued to Florida Progress shareholders was 1.3473. Each CVO represents the right to receive contingent payments based upon the net after-tax cash flow to Progress Energy generated by four synthetic fuel facilities purchased by subsidiaries of Florida Progress in 1999.

The acquisition was accounted for by Progress Energy using the purchase method of accounting; however, due to the significance of the public debt and preferred securities of the Company and Florida Power, the acquisition cost was not pushed down to the Florida Progress or Florida Power separate financial statements. Even though a new basis of accounting and reporting for the Company was not established, significant merger-related costs were incurred in 2000 and reported in the following captions on the Consolidated Statements of Income:

                                            Florida Power                             Total - Florida
                                           Other Operation    Diversified Business       Progress
                                           and Maintenance          Expenses            Corporation
                                           ----------------------------------------------------------
(in millions)
Employee separation costs                        $72.8                $17.9                $ 90.7
Other merger-related costs                        21.4                 34.9                  56.3
                                                 -----                -----                ------
      Total                                      $94.2                $52.8                $147.0
                                                 =====                =====                ======

In connection with the acquisition of the Company by Progress Energy, the Company began the implementation of a plan to combine operations with Progress Energy. In the fourth quarter 2000, the Company recorded executive involuntary termination costs of $24.5 million and non-executive involuntary termination costs of $41.8 million. Substantially all of the executive termination expense was attributable to lump-sum severance costs paid in December 2000. In connection with the termination of certain key executives, the Company also recorded a curtailment and special termination benefit charge of $25.5 million related to two supplemental defined benefit pension plans (See Note 13). The non-executive involuntary termination accrual includes estimates for administrative leave, severance, employer FICA, medical benefits and outplacement costs associated with the Company's employee involuntary termination plan. During 2001, the Company finalized the plan to combine operations of the companies with certain final termination payments occurring in 2002. The termination did not result in a plan curtailment related to postretirement benefits other than pension. An immaterial curtailment gain was recorded for the pension plan in 2001.

The activity for the non-executive involuntary termination costs is detailed in the table below:

  (in millions)                                                       2001
                                                                     ------
  Balance at January 1                                               $ 41.8
  Payments                                                            (28.0)
  Adjustments credited to operating results                            (6.1)
                                                                     ------
  Balance at December 31                                             $  7.7
                                                                     ======

Other merger-related costs include $17.9 million of change of control costs substantially related to the immediate vesting of a stock-based performance plan (See Note 12), and $17.3 million of direct transaction costs related to investment banker, legal and accounting fees. Other costs incurred include employee retention costs and excise tax payments triggered by executive severance and change of control payments.

NOTE 3: IMPAIRMENT OF LONG-LIVED ASSETS AND INVESTMENTS

SFAS No. 121 "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed Of" requires review of long-lived assets and certain intangibles for impairment when events or circumstances indicate that the carrying value of an asset may not be recoverable. Any impairment losses are reported in the period in which the recognition criteria are first applied based on the fair value of the asset. Due to results of divestiture efforts and the decision to retain the Rail Services business segment through the allocation period, coupled with prior and current year losses and a continued decline in the rail services industry, the Company evaluated the recoverability of rail long-lived assets and associated goodwill. Fair value was generally determined based on discounted cash flows. As a result of this review, the Company recorded asset impairments, primarily goodwill, of $160.6 million pre-tax ($108.1 million after-tax) during the fourth quarter of 2001. Asset write-downs resulting from this review were charged to Diversified Business Expenses on the Consolidated Statements of Income.

The Company continually reviews its investments to determine whether a decline in fair value below the cost basis is other-than-temporary. During the fourth quarter of 2001, the Company determined that the decline in fair value of its affordable housing investments, held by Progress International Holdings, a subsidiary of Progress Capital Holdings, was other-than-temporary. As a result, the Company has recorded investment impairments for other-than-temporary declines in the fair value of its affordable housing investments. Investment write-downs of $9.1 million pre-tax were charged to Other, net.

During the fourth quarter of 2000, Progress Fuels evaluated the economic feasibility of accessing and mining its existing coal reserves in light of the intended changes for the use of these assets by management and a significant downturn in the coal industry. Progress Fuels concluded that approximately 180 million tons of its existing reserves are impaired. Based on the Progress Fuels' expectation of future net cash flow, these reserves were written-down to their fair value, resulting in a pre-tax loss of $70.2 million. This impairment charge is included in diversified business expenses on the Company's Consolidated Statements of Income.

During 2000, Progress Energy hired a financial adviser to assist Florida Progress in evaluating its strategic alternatives with respect to two of Progress Fuels' business segments, Rail Services and Inland Marine Transportation. Preliminary valuations on the Rail Services business segment indicated that the carrying amounts of goodwill and other long-lived assets are not recoverable. As such, the carrying values of these assets were written down to estimated fair value based on discounted cash flows considering cash flows expected to result from the use of the assets and their eventual disposition. During the fourth quarter of 2000, the Rail Services segment recognized the resulting pre-tax impairment loss of $60.5 million, which was substantially attributed to the write-down of goodwill. This impairment charge is included in diversified business expenses on the Company's Consolidated Statements of Income. (See Note 14 for additional information on the Rail Services segment.)

NOTE 4: DISCONTINUED OPERATIONS

On July 23, 2001, Progress Energy announced the disposition of the Inland Marine Transportation segment of the Company, which is operated by MEMCO Barge Line, Inc. Inland Marine provides transportation of coal, agricultural and other dry-bulk commodities as well as fleet management services. Progress Energy entered into a contract to sell MEMCO Barge Line, Inc., to AEP Resources, Inc., a wholly-owned subsidiary of American Electric Power. On November 1, 2001, the Company completed the sale of the Inland Marine Transportation segment. As a result of the sale, the Company recorded a pre-tax loss on disposal of $31.6 million ($23.7 million after-tax). The $23.7 million net loss on disposal includes net earnings from the period between measurement date and date of sale of $6.4 million, net of $4.0 million income tax expense. Proceeds from disposal were $270 million, of which approximately $230 million was used for the early termination of certain off balance sheet arrangements for assets leased by MEMCO. Remaining proceeds were used to retire commercial paper.

The results of operations for all periods presented have been restated for the discontinued operations of the Inland Marine Transportation segment. The net income of these operations is reported in the Consolidated Statements of Income under discontinued operations. Results for discontinued operations are as follows:

(in thousands)                                2001          2000          1999
                                            --------      --------      --------
Revenues                                    $142,721      $170,329      $141,041
                                            --------      --------      --------
Earnings before income taxes                $  4,530      $ 16,961      $ 17,588
Income taxes                                   1,848         7,989         6,841
                                            --------      --------      --------
Net earnings                                $  2,682      $  8,972      $ 10,747
                                            ========      ========      ========

In connection with the sale, the Company entered into environmental indemnification provisions covering both unknown and known sites. The Company has recorded an accrual to cover estimated probable future environmental expenditures. Management believes that it is reasonably possible that additional costs, which cannot be currently estimated, may be incurred related to the environmental indemnification provision beyond the amounts accrued. Management cannot predict the outcome of this matter.

NOTE 5: RELATED PARTY TRANSACTIONS

The Company and its subsidiaries participate in two internal money pools, operated by Progress Energy, to more effectively utilize cash resources and to reduce outside short-term borrowings. Short-term borrowing needs are met first by available funds of the money pool participants. Borrowing companies pay interest at a rate designed to approximate the cost of outside short-term borrowings. Subsidiaries, which invest in the money pool, earn interest on a basis proportionate to their average monthly investment. The interest rate used to calculate earnings approximates external interest rates. Funds may be withdrawn from or repaid to the pool at any time without prior notice. Interest expense related to advances from Progress Energy was $8.2 for Florida Progress in 2001. Florida Progress and Florida Power both recorded $2.4 million of interest income related to the money pool for 2001. Interest expense and interest income related to the money pool in 2000 were not significant

During 2000, Progress Energy formed Progress Energy Service Company, LLC (PESC) to provide specialized services, at cost, to the Company and its subsidiaries, as approved by the SEC. The Company and its subsidiaries have an agreement with PESC under which PESC services, including purchasing, accounting, treasury, tax, marketing, legal, and human resources are rendered at cost. Amounts billed by PESC to Florida Progress and Florida Power for these services during 2001 amounted to $116.1 million and $110.9 million, respectively. At December 31, 2001, Florida Progress and Florida Power had a net $31.7 million and $28.1 million, respectively, payable to the service company that are included in accounts payable to affiliates on the consolidated balance sheet.

Progress Fuels sells coal to Florida Power. For the years ended December 31, 2001, 2000 and 1999, sales of coal to Florida Power that were not eliminated on Florida Power, but were eliminated in consolidation, were $302.6 million, $244.1 million and $262.1 million, respectively.

From time-to-time the Company and its subsidiaries may receive equity contributions from Progress Energy. During 2001, the Company received cash equity contributions of $90.1 million and a non-cash equity contribution of $0.6 million. During 2000, the Company received cash equity contributions totaling $84.5 million from Progress Energy.

In April 2000, Progress Ventures, a wholly-owned subsidiary of Progress Energy, purchased a 90% interest in an affiliate of Progress Fuels that owns a synthetic fuel facility located at the company-owned mine site in Virginia. In May 2000, Progress Ventures purchased a 90% ownership interest in another synthetic fuel facility located in West Virginia. The purchase agreements contained a provision that would require Progress Ventures to sell, and the respective Progress Fuels affiliate to repurchase, the 90% interest had the share exchange among Florida Progress, CP&L Energy and CP&L not occurred.

Progress Fuels has accounted for the transactions as a sale for tax purposes and, because of the repurchase obligation, as a financing for financial reporting purposes in the pre-acquisition period and as a transfer of assets within a controlled group as of the acquisition date. At the date of acquisition, assets of $8.3 million were transferred to Progress Energy. As of December 31, 2001, the Company has a note receivable of $59.9 million from Progress Ventures that has been recorded as a reduction to equity for financial reporting purposes. Payments on the note during 2001 totaled $13.9 million representing $9.4 million in principal and $4.5 million representing interest. As of December 31, 2000, the company had a note receivable of $69.3 million from Progress Ventures that has been recorded as a reduction to equity for financial reporting purposes, offset by a $46.8 million reclassification of the repurchase obligation to equity.

NOTE 6: FINANCIAL INSTRUMENTS

Estimated fair value amounts have been determined by the Company using available market information. Judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates may be different than the amounts that the Company could realize in a current market exchange.

The Company's exposure to market risk for a change in interest rates relates primarily to the Company's marketable securities, debt obligations and Company-obligated mandatorily redeemable preferred securities. The Company's short-term obligations, comprised of commercial paper, are carried at cost, which approximate market value. There were miscellaneous investments, consisting primarily of investments in company-owned life insurance, included in miscellaneous other property and investments.

The Company held only securities classified as available for sale at both December 31, 2001 and 2000. At December 31, 2001 and 2000, the Company had the following financial instruments with estimated fair values and carrying amounts:

FLORIDA PROGRESS                                         2001                               2000
                                                ----------------------             -----------------------
                                                CARRYING        FAIR               CARRYING        FAIR
(in millions)                                   AMOUNT          VALUE               AMOUNT        VALUE
-----------------------------------------------------------------------------------------------------------
ASSETS:
Investments in company-owned
  life insurance                               $   74.3        $   74.3            $    87.3       $   87.3
Nuclear decommissioning fund                      406.1           406.1                400.7          400.7
-----------------------------------------------------------------------------------------------------------
LIABILITIES:
Long-term debt:
  Florida Power Corporation                    $1,651.3        $1,692.4            $ 1,479.1       $1,467.0
  Florida Progress Funding Corporation            300.0           290.7                300.0          271.5
  Progress Capital Holdings                       780.7           788.9                687.8          684.3
-----------------------------------------------------------------------------------------------------------

FLORIDA POWER                                            2001                               2000
                                                ---------------------              ---------------------
                                                CARRYING        FAIR               CARRYING        FAIR
(In millions)                                    AMOUNT         VALUE                AMOUNT      VALUE
------------------------------------------------------------------------------------------------------------
ASSETS:
Investments in company-owned
  life insurance                               $   38.4        $   38.4            $    45.4       $   45.4
Nuclear decommissioning fund                      406.1           406.1                400.7          400.7
-----------------------------------------------------------------------------------------------------------
LIABILITIES:
Long-term debt:
  Florida Power Corporation                    $1,651.3        $1,692.4            $ 1,479.1       $1,467.0

The change in the cash surrender value of the Company's investment in company-owned life insurance is reflected in other expense (income) in the accompanying Consolidated Statements of Income.

NOTE 7: INCOME TAXES

FLORIDA PROGRESS
(In millions)                                         2001                  2000                1999
----------------------------------------------------------------------------------------------------------
Components of income tax expense:
Payable currently:
   Federal                                         $   3.4            $      96.8             $ 117.9
   State                                              25.7                   15.5                20.9
----------------------------------------------------------------------------------------------------------
                                                      29.1                  112.3               138.8
----------------------------------------------------------------------------------------------------------
Deferred, net:
   Federal                                          (187.5)                (215.6)              (41.6)
   State                                              (6.5)                 (13.5)               (4.5)
----------------------------------------------------------------------------------------------------------
                                                    (194.0)                (229.1)              (46.1)
----------------------------------------------------------------------------------------------------------
Amortization of investment
   tax credits, net                                   (7.8)                  (7.9)               (7.8)
----------------------------------------------------------------------------------------------------------
Income tax expense (benefit)                       $(172.7)          $     (124.7)            $  84.9
----------------------------------------------------------------------------------------------------------

FLORIDA POWER
(In millions)                                        2001                   2000                1999
----------------------------------------------------------------------------------------------------------
Components of income tax expense:
Payable currently:
   Federal                                         $ 192.9            $     181.3             $ 185.1
   State                                              30.7                   28.6                28.4
----------------------------------------------------------------------------------------------------------
                                                     223.6                  209.9               213.5
----------------------------------------------------------------------------------------------------------
Deferred, net:
   Federal                                           (30.2)                 (46.0)              (49.5)
   State                                              (3.1)                  (5.6)               (4.9)
----------------------------------------------------------------------------------------------------------
                                                     (33.3)                 (51.6)              (54.4)
----------------------------------------------------------------------------------------------------------
Amortization of investment
   tax credits, net                                   (7.8)                  (7.8)               (7.8)
----------------------------------------------------------------------------------------------------------
Income tax expense (benefit)                       $ 182.5            $     150.5             $ 151.3
----------------------------------------------------------------------------------------------------------

The primary differences between the statutory rates and the effective income tax rates are detailed below:

FLORIDA PROGRESS
                                                      2001                 2000                1999
----------------------------------------------------------------------------------------------------------
Federal statutory income tax rate                     35.0%                  35.0%               35.0%
State income tax, net of federal
   income tax benefits                                12.8                   12.4                 2.7
Amortization of investment tax credits                (8.4)                 (74.8)               (2.0)
Synthetic fuel income tax credits                   (230.3)              (1,402.7)              (10.0)
Other income tax credits                              (6.5)                 (66.3)               (1.6)
Goodwill amortization                                  9.7                    0.2                 0.4
Non deductible acquisition costs                         -                  233.8                 0.5
Net unfunded taxes from prior years                      -                   40.0                   -
Other                                                  1.3                   40.7                (3.2)
----------------------------------------------------------------------------------------------------------
Effective income tax rates                          (186.4)%             (1,181.7)%              21.8%
----------------------------------------------------------------------------------------------------------

FLORIDA POWER
                                                      2001                 2000                1999
--------------------------------------------------------------------------------------------------------
Federal statutory income tax rate                     35.0%                  35.0%               35.0%
State income tax, net of federal
   income tax benefits                                 3.6                    4.1                 3.7
Amortization of investment tax credits                (1.6)                  (2.2)               (1.9)
Non deductible acquisition costs                         -                    3.0                   -
Other                                                    -                    1.6                (0.6)
--------------------------------------------------------------------------------------------------------
Effective income tax rates                            37.0%                  41.5%               36.2%
--------------------------------------------------------------------------------------------------------

The following summarizes the components of deferred tax liabilities and assets at December 31, 2001 and 2000:

FLORIDA PROGRESS
(In millions)                                         2001                 2000
------------------------------------------------------------------------------------
Deferred tax liabilities:
   Difference in tax basis of property,
    plant and equipment                             $436.4                  $566.2
   Investment in partnerships                          1.8                     6.2
   Deferred book expenses                              7.0                     9.1
   Other                                              80.6                    16.4
------------------------------------------------------------------------------------
     Total deferred tax liabilities                 $525.8                  $597.9
------------------------------------------------------------------------------------
Deferred tax assets:
   Accrued book expenses                            $ 71.4                  $109.8
   Income tax credit carry forward                   202.9                    92.9
   Unbilled revenues                                  17.7                    17.8
   State income tax loss carry forward                20.4                    10.9
   Valuation allowance                               (20.4)                  (10.9)
   Other                                             100.3                    75.4
------------------------------------------------------------------------------------
     Total deferred tax assets                      $392.3                  $295.9
------------------------------------------------------------------------------------

FLORIDA POWER
(In millions)                                         2001                 2000
------------------------------------------------------------------------------------
Deferred tax liabilities:
   Difference in tax basis of property,
    plant and equipment                             $413.7                  $491.8
   Deferred book expenses                              7.0                     9.1
   Other                                              10.4                     9.2
------------------------------------------------------------------------------------
     Total deferred tax liabilities                 $431.1                  $510.1
------------------------------------------------------------------------------------
Deferred tax assets:
   Accrued book expenses                            $ 40.4                  $ 90.2
   Unbilled revenues                                  17.7                    17.8
   Other                                              10.5                    14.2
------------------------------------------------------------------------------------
     Total deferred tax assets                      $ 68.6                  $122.2
------------------------------------------------------------------------------------

At December 31, 2001 and 2000, Florida Progress had net non-current deferred tax liabilities of $165.8 million and $341.6 million and net current deferred tax assets of $32.3 million and $39.6 million, respectively. Income tax credit carry forward at December 31, 2001, consists of $196.9 million of alternative minimum tax credit with an indefinite carry forward period and $6 million of general business credit with a carry forward period expiring in 2020. The valuation allowance in 2001 offsets a related amount of deferred tax assets recorded for state income tax net operating losses. The valuation allowance was recorded because of uncertainties associated with the ability to offset future state taxable amounts during the carry forward period. The Company believes it is more likely than not that the results of future operations will generate sufficient taxable income to allow for the utilization of the remaining deferred tax assets.

At December 31, 2001 and 2000, Florida Power had net non-current deferred tax liabilities of $394.8 million and $427.5 million and net current deferred tax assets of $32.3 million and $39.6 million, respectively. Florida Power expects the results of future operations will generate sufficient taxable income to allow for the utilization of deferred tax assets.

The Company, through its subsidiaries, is a majority owner in three entities and a minority owner in three entities that own facilities that produce synthetic fuel as defined under the Internal Revenue Service Code (Code). The production and sale of the synthetic fuel from these facilities qualifies for tax credits under Section 29 of the Code (Section 29) if certain requirements are satisfied, including a requirement that the synthetic fuel differs significantly in chemical composition from the coal used to produce such synthetic fuel. All entities have received private letter rulings (PLR's) from the Internal Revenue Service (IRS) with respect to their synthetic fuel operations. The PLR's do not limit the production on which synthetic fuel credits may be claimed. Should the tax credits be denied on future audits, and the Company fails to prevail through the IRS or legal process, there could be a significant tax liability owed for previously-taken Section 29 credits, with a significant impact on earnings and cash flows. In management's opinion, the Company is complying with all the necessary requirements to be allowed such credits under Section 29 and believes it is probable, although it cannot provide certainty, that it will prevail on any credits taken.

NOTE 8: NUCLEAR OPERATIONS

Jointly Owned Plant -- In September 1999, Florida Power purchased the City of Tallahassee's 1.33% interest in the Crystal River Nuclear Plant (CR3), which was approved by regulatory authorities. The following information relates to Florida Power's 91.78% proportionate share of the nuclear plant at December 31, 2001 and 2000:

(In millions)                                 2001             2000
----------------------------------------------------------------------
Utility plant in service                    $ 773.8          $ 773.3
Construction work in progress                  25.7             14.1
Unamortized nuclear fuel                       62.5             39.9
Accumulated depreciation                     (469.8)          (431.9)
Accumulated decommissioning                  (417.0)          (423.7)
----------------------------------------------------------------------

Net capital additions/(retirements) for Florida Power were $12.1 million in 2001 and $(4.9) million in 2000. Depreciation expense, exclusive of nuclear decommissioning, was $36.4 million in 2001 and 2000. Each co-owner provides for its own financing of its investment. Florida Power's share of the asset balances and operating costs is included in the appropriate financial statements. Amounts exclude any allocation of costs related to common facilities.

Decommissioning and Dismantlement Provisions -- Florida Power's nuclear plant depreciation expenses include a provision for future decommissioning costs, which are recoverable through rates charged to customers. Florida Power is placing amounts collected in an externally managed trust fund. Management believes that the decommissioning costs being recovered through rates by Florida Power, when coupled with reasonable assumed after-tax fund earnings rates, are currently sufficient to provide for the costs of decommissioning.

In January 2002, Florida Power received regulatory approval from the FPSC to decrease its retail provision for nuclear decommissioning from approximately $20.5 million annually to approximately $7.7 million annually, effective January 1, 2001.

Florida Power's most recent site-specific estimate of decommissioning costs for the Crystal River Nuclear Plant (CR3) was developed in 2000 based on prompt dismantlement decommissioning. The estimate, in 2000 dollars, is $490.9 million and is subject to change based on a variety of factors including, but not limited to, cost escalation, changes in technology applicable to nuclear decommissioning and changes in federal, state or local regulations. The cost estimate excludes the portion attributable to other co-owners of CR3. Florida Power has a license to operate the nuclear unit through December 3, 2016. Plans are in place to request the extension of the CR3 operating license in 2005.

Florida Power's reserve for fossil plant dismantlement was approximately $140.5 million and $134.6 million at December 31, 2001 and 2000, respectively, and was included in accumulated depreciation. The provision for fossil plant dismantlement was previously suspended per a 1997 FPSC settlement agreement, but resumed mid-2001. The current annual provision, approved by the FPSC, is $8.8 million.

Fuel Disposal Costs -- Florida Power has entered into a contract with the DOE for the transportation and disposal of spent nuclear fuel. Disposal costs for nuclear fuel consumed are being collected from customers through the fuel adjustment clause at a rate of $.001 per net nuclear kilowatt-hour sold and are paid to the DOE quarterly. Florida Power currently is storing spent nuclear fuel on-site and has sufficient storage capacity in place for fuel consumed through the year 2016.

NOTE 9: PREFERRED AND PREFERENCE STOCK

The authorized capital stock of the Company includes 10 million shares of preferred stock, without par value, including 2 million shares designated as Series A Junior Participating Preferred Stock. No shares of the Company's preferred stock are issued and outstanding.

The authorized capital stock of Florida Power includes three classes of preferred stock: 4 million shares of Cumulative Preferred Stock, $100 par value; 5 million shares of Cumulative Preferred Stock, without par value; and 1 million shares of Preference Stock, $100 par value. No shares of Florida Power's Cumulative Preferred Stock, without par value, or Preference Stock are issued and outstanding. All Cumulative Preferred Stock series are without sinking funds and are not subject to mandatory redemption.

NOTE 10: COMPANY-OBLIGATED MANDATORILY REDEEMABLE CUMULATIVE QUARTERLY INCOME PREFERRED SECURITIES OF A SUBSIDIARY TRUST HOLDING SOLELY FLORIDA PROGRESS GUARANTEED SUBORDINATED DEFERRABLE INTEREST NOTES

In April 1999, FPC Capital I (the Trust), an indirect wholly-owned subsidiary of the Company, issued 12 million shares of $25 par cumulative Company-obligated mandatorily redeemable preferred securities (Preferred Securities) due 2039, with an aggregate liquidation value of $300 million with an annual distribution rate of 7.10%, payable quarterly. Currently, all 12 million shares of the Preferred Securities that were issued are outstanding. Concurrent with the issuance of the Preferred Securities, the Trust issued to Florida Progress Funding Corporation (Funding Corp.) all of the common securities of the Trust (371,135 shares), for $9.3 million. Funding Corp. is a direct wholly-owned subsidiary of the Company.

The existence of the Trust is for the sole purpose of issuing the Preferred Securities and the common securities and using the proceeds thereof to purchase from Funding Corp. its 7.10% Junior Subordinated Deferrable Interest Notes (subordinated notes) due 2039, for a principal amount of $309.3 million. The subordinated notes and the Notes Guarantee (as discussed below) are the sole assets of the Trust. Funding Corp.'s proceeds from the sale of the subordinated notes were advanced to Progress Capital Holdings and used for general corporate purposes including the repayment of a portion of certain outstanding short-term bank loans and commercial paper.

The Company has fully and unconditionally guaranteed the obligations of Funding Corp. under the subordinated notes (the Notes Guarantee). In addition, the Company has guaranteed the payment of all distributions required to be made by the Trust, but only to the extent that the Trust has funds available for such distributions (Preferred Securities Guarantee). The Preferred Securities Guarantee, considered together with the Notes Guarantee, constitutes a full and unconditional guarantee by the Company of the Trust's obligations under the Preferred Securities.

The subordinated notes may be redeemed at the option of Funding Corp. beginning in 2004 at par value plus accrued interest through the redemption date. The proceeds of any redemption of the subordinated notes will be used by the Trust to redeem proportional amounts of the Preferred Securities and common securities in accordance with their terms. Upon liquidation or dissolution of Funding Corp., holders of the Preferred Securities would be entitled to the liquidation preference of $25 per share plus all accrued and unpaid dividends thereon to the date of payment.

These Preferred Securities are classified as long-term debt on Florida Progress' consolidated balance sheets.

NOTE 11: DEBT AND CREDIT FACILITIES

The Company's consolidated subsidiaries have lines of credit totaling $370 million, which are used to support the issuance of commercial paper. The lines of credit were not drawn on as of December 31, 2001. Interest rate availability under the lines of credit arrangements vary from subprime or money market rates to the prime rate. Banks providing lines of credit are compensated through fees. Commitment fees on lines of credit vary between .08 and .20 of 1%.

The lines of credit consist of two revolving bank credit facilities for Florida Power. The Florida Power facilities consist of $170 million with a 364-day term and $200 million long-term revolving bank credit facility, expiring in 2004. During November 2001, Progress Capital Holding's $600 million commercial paper program, which was in existence at December 31, 2000, was eliminated. At the same time, Progress Energy established its own $1 billion commercial paper facility, which funds working capital needs of the diversified businesses. Based on the duration of the underlying backup credit facilities, $154.2 million and $200 million of Florida Power's outstanding commercial paper at December 31, 2001 and 2000, respectively, are classified as long-term debt. As of December 31, 2000, Progress Capital Holdings also had $300 million of outstanding commercial paper classified as long-term debt. At December 31, 2000 Florida Progress had $467.3 million and Florida Power had $192.5 million of short-term commercial paper outstanding at average interest rates of 7.10% and 6.89%, respectively.

In March 2000, Florida Power established an uncommitted bank bid facility allowing it to borrow and re-borrow and have loans outstanding at any time, up to $100 million. The facility was established to temporarily supplement commercial paper borrowings, as needed. As of December 31, 2001 and 2000, there were no loans outstanding under this bid facility.

Florida Power has a public medium-term note program providing for the issuance of either fixed or floating interest rate notes. These notes may have maturities ranging from nine months to 30 years. A balance of $250 million is available for issuance at December 31, 2001.

The combined aggregate maturities of long-term debt for 2002 through 2006 for Florida Progress are $88 million, $430 million, $68 million, $48 million and $109 million, respectively. Florida Power's maturities of long-term debt for 2002 through 2006 are $32 million, $372 million, $43 million, $48 million and $48 million, respectively.

Florida Progress has unconditionally guaranteed the payment of Progress Capital's debt.

NOTE 12: STOCK-BASED COMPENSATION

A.   Long Term Incentive Plan

Prior to November 30, 2000, the Company and one of its subsidiaries had Long-Term Incentive Plans (LTIPs) which authorized the granting of common stock to certain executives in various forms. These plans were terminated on November 30, 2000, in conjunction with the acquisition by Progress Energy (See Note 2). All outstanding LTIP awards as of November 30, 2000 were paid in full in 2000 in accordance with the change in control provisions of these plans. Certain executives were also eligible to receive restricted stock, which also fully vested and was paid in conjunction with the merger.

The Company accounted for these plans in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," as allowed under SFAS No. 123, "Accounting for Stock Based Compensation." Compensation costs for performance shares; performance units and restricted stock were recognized at the fair market value of the Company's stock and recognized over the performance cycle. Compensation costs related to the LTIPs for 2000 and 1999 were $17 million and $19 million, respectively. There was no expense during 2001. In addition the Company recognized merger-related costs of $18 million associated with these plans in 2000, as a result of the immediate vesting of all outstanding awards.

B.   Stock Option Agreements

Pursuant to Progress Energy's 1997 Equity Incentive Plan, Amended and Restated as of September 26, 2001, Progress Energy may grant options to purchase shares of common stock to officers and eligible employees. During 2001, approximately
2.4 million common stock options were granted to officers and eligible employees of Progress Energy. Of this amount, approximately 0.4 million were granted to officers and eligible employees of both Florida Progress and Florida Power. No compensation expense was recognized under the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees and related Interpretations." Had compensation expense been measured based on the fair value of the options on the date of grant, calculated under the provisions of SFAS No. 123, "Accounting for Stock Based Compensation," Florida Progress's and Florida Power's allocated share of such compensation expense would have reduced reported net income in 2001 by approximately $0.6 million and $0.5 million, respectively. The allocated share of compensation expense for Florida Power includes approximately $0.3 million of after-tax expense allocated to Florida Power for PESC employees.

NOTE 13: BENEFIT PLANS


Pension Benefits -- The Company and some of its subsidiaries (including Florida Power) have two noncontributory defined benefit pension plans covering most employees.

The Company also has two supplementary defined benefit pension plans, that provide additional benefits to certain higher-level employees. As a result of the acquisition by Progress Energy, the benefits of one plan were frozen on December 31, 2000 and the Company recorded merger-related charges of $24.4 million associated with the two plans. (See Note 2) The net pension benefit recognized in 2000 of $53.6 million does not include the merger-related charges.

Other Postretirement Benefits -- The Company and some of its subsidiaries (including Florida Power) also provide certain health care and life insurance benefits for retired employees that reach retirement age while working for the Company.

Shown below are the components of the net pension expense and net postretirement benefit expense calculations for 2001, 2000 and 1999:

                                                                 Pension Benefits                  Other Postretirement Benefits
(In millions)                                             2001          2000          1999          2001         2000         1999
------------------------------------------------------------------------------------------------------------------------------------
Service cost                                         $    10.5    $     18.7     $    22.0     $    3.9     $    3.2     $    3.5
Interest cost                                             42.0          42.5          39.4         12.5         10.9         10.4
Expected return on plan assets                           (86.3)        (92.0)        (78.4)        (0.6)        (0.5)        (0.4)
Net amortization and deferral                            (18.8)        (22.8)        (15.1)         3.5          2.7          3.0
------------------------------------------------------------------------------------------------------------------------------------
Net cost/(benefit) recognized by Florida Progress    $   (52.6)   $    (53.6)    $   (32.1)    $   19.3     $   16.3     $   16.5
------------------------------------------------------------------------------------------------------------------------------------
Net cost/(benefit) recognized by Florida Power       $   (50.3)   $    (51.3)    $   (32.7)    $   18.0     $   15.9     $   15.9

The following weighted average actuarial assumptions at December 31 were used in the calculation of the year-end funded status:

                                                             Pension Benefits                 Other Postretirement Benefits
------------------------------------------------------------------------------------------------------------------------------------
(In millions)                                        2001         2000          1999           2001         2000        1999
------------------------------------------------------------------------------------------------------------------------------------
Discount rate                                        7.50    %    7.50     %    7.50     %     7.50    %    7.50    %   7.50    %
Expected long-term rate of return                    9.25    %    9.00     %    9.00     %     5.00    %    5.00    %   5.00    %
Rate of compensation increase:
          Bargaining unit employees                  3.50    %    3.50     %    3.50     %     3.50    %    3.50    %   3.50    %
          Nonbargaining unit employees               4.00    %    4.50     %    4.50     %     4.00    %    4.50    %   4.50    %
          Nonqualified plans                         4.50    %    4.50     %    4.50     %      N/A    %     N/A    %    N/A    %
------------------------------------------------------------------------------------------------------------------------------------

The following summarizes the change in the benefit obligation and plan assets for both the pension plan and postretirement benefit plan for 2001 and 2000:

                                                              Pension Benefits       Other Postretirement Benefits
(In millions)                                               2001          2000             2001          2000
------------------------------------------------------------------------------------------------------------------------------
Change in benefit obligation
Benefit obligation at beginning of year                   $627.7       $ 582.2            $156.2        $154.5
Service cost                                                10.5          18.7               3.9           3.2
Interest cost                                               42.0          42.5              12.5          10.9
Plan amendment                                             (43.0)            -               7.8             -
Actuarial (gain)/loss                                      (13.4)        (10.7)              9.6          (3.8)
Benefits paid                                              (35.0)        (30.5)             (9.6)         (8.6)
Curtailment gain and special
      termination benefits (See Note 2)                     (1.0)         25.5                 -             -
------------------------------------------------------------------------------------------------------------------------
Benefit obligation at end of year                          587.8         627.7             180.4         156.2
------------------------------------------------------------------------------------------------------------------------
Change in plan assets
Fair value of plan assets at beginning of year             948.8       1,039.0              11.6           9.2
Return on plan assets                                      (63.3)        (61.7)              0.5           1.1
Employer contributions                                       3.2             -              10.9           1.3
Benefits paid                                              (35.0)        (28.5)             (9.6)            -
------------------------------------------------------------------------------------------------------------------------
Fair value of plan assets at end of year                   853.7         948.8              13.4          11.6
------------------------------------------------------------------------------------------------------------------------

Funded status                                               265.9                321.1             (167.0)          (144.6)
Unrecognized transition (asset) obligation                   (5.6)               (10.6)              38.4             41.9
Unrecognized prior service cost                             (21.7)                19.6                7.5                -
Unrecognized net actuarial gain                             (96.5)              (244.8)             (16.6)           (25.6)
------------------------------------------------------------------------------------------------------------------------------------
Prepaid (accrued) benefit cost-Florida Progress            $142.1              $  85.3           $ (137.7)        $ (128.3)
------------------------------------------------------------------------------------------------------------------------------------
Prepaid (accrued) benefit cost-Florida Power               $168.4              $ 113.5           $ (132.9)        $ (125.2)

The Company has assets in a rabbi trust for the purpose of providing benefits to the participants in the supplementary defined benefit retirement plans and certain other plans for higher level employees. The assets of the rabbi trust are not reflected as plan assets because the assets could be subject to creditors' claims. The assets and liabilities of the supplementary defined benefit retirement plans are included in Other Assets and Deferred Debits and Other Liabilities and Deferred Credits on the accompanying Consolidated Balance Sheets.

The assumed pre-medicare and post medicare health care cost trend rates for are:

                                                                 2001         2000
                                                                 ----         ----
Initial medical cost trend for pre-medicare benefits             7.50%        7.20%
Initial medical cost trend for post-medicare benefits            7.50%        6.20%
Ultimate medical cost trend rate                                 5.00%        5.30%
Year ultimate medical cost trend rate is achieved                2008         2005

A one-percentage point increase or decrease in the assumed health care cost trend rate would change the total service and interest cost by approximately $1 million and the postretirement benefit obligation by approximately $10 million.

Due to different retail and wholesale regulatory rate requirements, Florida Power makes quarterly contributions to the postretirement benefit plan to an irrevocable external trust fund for wholesale ratemaking, while continuing to accrue post-retirement benefit costs to an unfunded reserve for retail ratemaking.

NOTE 14: BUSINESS SEGMENTS

The Company's principal business segment is Florida Power, an electric utility engaged in the generation, purchase, transmission, distribution and sale of electricity primarily in Florida. The other reportable business segments are Progress Fuels' Energy & Related Services and Rail Services. The Inland Marine Transportation business, formerly a business segment, was sold in November 2001 (See Note 4). The Energy & Related Services includes coal and synthetic fuel operations, natural gas production and sales, river terminal services and off-shore marine transportation. Rail Services' operations include railcar repair, rail parts reconditioning and sales, railcar leasing and sales, providing rail and track material, and scrap metal recycling. The other category consists primarily of Progress Telecommunications the Company's telecommunications subsidiary, the Company's investment in FPC Capital Trust, which holds the Preferred Securities, and the holding company, Florida Progress Corporation. Progress Telecommunications markets wholesale fiber-optic based capacity service in the Eastern United States and also markets wireless structure attachments to wireless communication companies and governmental entities. Florida Progress allocates a portion of its operating expenses to business segments.

The Company's business segment information for 2001, 2000 and 1999 is summarized below. The Company's significant operations are geographically located in the United States with limited operations in Mexico and Canada. The Company's segments are based on differences in products and services, and therefore no additional disclosures are presented. Intersegment sales and transfers consist primarily of coal sales from the Energy and Related Services segment of Progress Fuels to Florida Power. The price Progress Fuels charges Florida Power is based on market rates for coal procurement and for water-borne transportation under a methodology approved by the FPSC. Rail transportation is also based on market rates plus a return allowed by the FPSC on equity in transportation equipment utilized in transporting coal to Florida Power. The allowed rate of return is currently 12%. No single customer accounted for 10% or more of unaffiliated revenues.

Segment net income (loss) for 2001 includes a long-lived asset impairment pre-tax loss of $160.6 million (after-tax $108.1 million) included in the Rail Services segment. Segment net income (loss) for 2000 includes a long-lived asset impairment pre-tax loss of $70.2 million (after-tax $47.3 million) included in the Energy & Related Services segment and $60.5 million impairment pre-tax loss (after-tax $36.3 million) included in the Rail Services segment (See Note 3).

                                                    Energy and
                                                      Related           Rail
(In millions)                            Utility     Services         Services           Other       Consolidated
------------------------------------------------------------------------------------------------------------------------
2001
Revenues                            $   3,212.8     $   369.7        $   874.7         $   133.9      $  4,591.1
Intersegment revenues                       -           398.3              1.1            (399.4)            -
Depreciation and amortization             453.0          23.6             33.8              12.0           522.4
Interest expense                          113.7          12.0             36.4              23.2           185.3
Income tax expense/(benefit)              182.6        (253.6)           (74.7)            (27.0)         (172.7)
Income (loss) from continuing
operations                                309.6         128.5           (144.4)            (28.3)          265.4
Total assets                            4,998.2         452.9            602.6             255.1         6,308.8
Property additions                        323.2          43.5             18.0              71.9           456.6

------------------------------------------------------------------------------------------------------------------------
2000
Revenues                            $   2,871.6     $   329.3        $ 1,047.4         $    27.3      $  4,275.6
Intersegment revenues                       -           244.3              0.7            (245.0)            -
Depreciation and amortization             402.6          25.2             32.3               7.5           467.6
Interest expense                          125.4          12.2             42.7              27.2           207.5
Income tax expense/(benefit)              150.5        (200.4)           (28.9)            (45.9)         (124.7)
Income (loss) from continuing
operations                                210.3          34.1            (52.9)            (56.2)          135.3
Total assets                            4,978.0         345.4            802.3             366.9         6,492.6
Property additions                        286.8          63.0             25.1             106.1           481.0

------------------------------------------------------------------------------------------------------------------------
1999
Revenues                            $   2,649.4     $   193.7        $   880.2         $    12.2      $  3,735.5
Intersegment revenues                       -           262.9              1.5            (264.4)            -
Depreciation and amortization             347.5          21.0             27.5               3.0           399.0
Interest expense                          120.6           6.9             32.3              25.4           185.2
Income tax expense/(benefit)              151.3         (39.2)            16.6             (43.8)           84.9
Income (loss) from continuing
operations                                265.5          38.9             21.3             (21.5)          304.2
Total assets                            4,961.2         390.5            815.0             286.8         6,453.5
Property additions                        361.1          39.5             61.8              50.9           513.3
------------------------------------------------------------------------------------------------------------------------

     NOTE 15: REGULATORY MATTERS

     Rates -- Florida Power's retail rates are set by the FPSC, while its wholesale rates are governed by FERC. Florida Power's last general retail rate case was approved in 1992 and allowed a 12% regulatory return on equity with an allowed range between 11% and 13%.

     Florida Power previously operated under an agreement committing several parties not to seek any reduction in its base rates or authorized return on equity. That agreement expired on June 30, 2001. On June 20, 2001, the Florida Public Service Commission (FPSC) initiated a rate proceeding regarding Florida Power's future base rates when it issued an order that Florida Power be required to hold $114 million of revenue subject to refund and to file, by September 14, 2001, minimum filing requirements based on a projected 2002 test year. On July 2, 2001, Florida Power filed a request for rehearing of the portion of the FPSC's order requiring that it hold $114 million of revenues subject to refund on the grounds that the order contradicted FPSC precedent, was inconsistent with the applicable statutory requirements and violated Florida Power's due process rights. On October 16, 2001, the Commission approved Florida Power's motion for reconsideration and reduced the revenue subject to refund by $16 million to $98 million. The Commission also allowed Florida Power to reduce the amount subject to refund for the accelerated amortization of a regulatory asset and may allow Florida Power to further reduce revenue subject to refund if successful in the rate case.

On September 14, 2001, Florida Power submitted its required rate filing, including its revenue requirements and supporting testimony. Under the filing, Florida Power customers would receive a $5 million annual credit for 15 years, or $75 million in total, from net synergies of its merger with Progress Energy. Additionally, the filing provides that the regulatory asset related to the purchase of Tiger Bay cogeneration facility in 1997 would be fully amortized by the end of 2003, which would provide customers with a further rate reduction of a minimum of $37 million annually beginning in 2004. Included in the filing is an incentive regulatory plan, which would provide for additional rate reductions through efficiencies derived as a result of Florida Power's ability to lower the future costs of its utility operations. Florida Power filed supplemental minimum filing requirements and testimony on November 15, 2001. Hearings are scheduled to begin March 20, 2002, with a final decision expected in July 2002. The FPSC has encouraged its staff, Florida Power, and other parties to negotiate a settlement, if possible, before the hearings begin. Progress Energy cannot predict the outcome or impact of these matters.

Regulatory Assets and Liabilities --Florida Power has total regulatory assets (liabilities) at December 31, 2001 and 2000 as detailed below:

(in thousands)                                                           2001             2000
                                                                         ----             ----
Deferred fuel (included in current assets)                         $   15,147        $  90,434
                                                                 ------------------------------
Income taxes recoverable through future rates                          27,610           19,689
Deferred purchased power contract termination costs                    95,326          226,656
Loss on reacquired debt                                                19,848           21,568
Deferred DOE enrichment facilities-related costs                        8,531            9,979
Other                                                                  13,103           23,248
                                                                 ------------------------------
     Total long-term regulatory assets                                164,418          301,140
                                                                 ------------------------------

Nuclear maintenance and refueling                                        (346)         (10,835)
Deferred revenues                                                           -          (63,000)
Storm reserve (Note 16)                                               (35,527)         (29,527)
Other                                                                  (9,669)         (10,077)
                                                                 ------------------------------
     Total long-term regulatory liabilities                           (45,542)        (113,439)
                                                                 ------------------------------

         Net regulatory assets                                     $  134,023        $ 278,135
                                                                 ==============================

Except for portions of deferred fuel, all assets earn a return or the cash has not yet been expended, in which case the assets are offset by liabilities that do not incur a carrying cost.

The utility expects to fully recover these assets and refund the liabilities through customer rates under current regulatory practice.

If Florida Power no longer applied SFAS No. 71 due to competition, regulatory changes or other reasons, the utility would make certain adjustments. These adjustments could include the write-off of all or a portion of its regulatory assets and liabilities, the evaluation of utility plant, contracts and commitments and the recognition, if necessary, of any losses to reflect market conditions.

The Tiger Bay regulatory asset, for contract termination costs, is being recovered pursuant to an agreement between Florida Power and several intervening parties, which was approved by the FPSC in June 1997. The amortization of the regulatory asset is calculated using revenues collected under the fuel adjustment clause as if the purchased power agreements related to the facility were still in effect, less the actual fuel costs and the related debt interest expense. This will continue until the regulatory asset is fully amortized. Under the plan, Florida Power has the option to accelerate the amortization at its discretion. Including accelerated amounts, Florida Power recorded amortization expense of $130.5 million, $71.2 million, and $23 million, in 2001, 2000 and 1999, respectively.

In December 2000, Florida Power received approval from the FPSC to establish a regulatory liability to defer 2000 revenues for disposition by April 2, 2001. Florida Power applied the deferred revenues of $63 million, plus accrued interest, to amortization of the Tiger Bay regulatory asset during the first quarter of 2001.

Similar approvals were given by the FPSC in November 1999 and December 1998. Florida Power received approval from the FPSC to defer nonfuel revenues towards the development of a plan that would allow customers to realize the benefits earlier than if they were used to accelerate the amortization of the Tiger Bay regulatory asset. Florida Power was unable to identify any rate initiatives that might allow its ratepayers to receive these benefits sooner. In September 2000 and June 1999, Florida Power recognized $44.4 million and $10.1 million of revenue, and recorded $44.4 million and $10.1 million, plus interest, of amortization against the Tiger Bay regulatory asset.

NOTE 16: COMMITMENTS AND CONTINGENCIES

Fuel, Coal and Purchased Power Commitments -- Progress Fuels has two coal supply contracts with Florida Power, the provisions of which require Florida Power to buy and Progress Fuels to supply substantially all of the coal requirements of four of Florida Power's power plants, two through 2002 and two through 2004. In connection with these contracts, Progress Fuels has entered into several contracts with outside parties for the purchase of coal. The annual obligations for coal purchases and transportation under these contracts are $208.0 million, $142.3 million and $30.6 million for 2002 though 2004, respectively, with no current obligations thereafter. The total cost incurred for these commitments in 2001, 2000 and 1999 was $134.1 million, $110.6 million, and $125.3 million, respectively.

Florida Power has long-term contracts for about 460 MW of purchased power with other utilities, including a contract with The Southern Company for approximately 400 MW of purchased power annually through 2010. This represents less than 5% of Florida Power's total current system capacity. Florida Power has an option to lower these purchases to approximately 200 MW annually with a three-year notice. The purchased power from The Southern Company is supplied by generating units with a capacity of approximately 3,500 MW and is guaranteed by The Southern Company's entire system, totaling more than 30,000 MW.

As of December 31, 2001, Florida Power has ongoing purchased power contracts with certain qualifying facilities for 871 MW of capacity with expiration dates ranging from 2002 to 2025. The purchased power contracts provide for capacity and energy payments. Energy payments are based on the actual power taken under these contracts. Capacity payments are subject to the qualifying facilities meeting certain contract performance obligations. In most cases, these contracts account for 100% of the generating capacity of each of the facilities. Of the 871 MW under contract, 831 MW currently are available to Florida Power. All commitments have been approved by the FPSC.

The FPSC allows the capacity payments to be recovered through a capacity cost recovery clause, which is similar to, and works in conjunction with, energy payments recovered through the fuel cost recovery clause.

Florida Power incurred purchased power capacity costs totaling $279.9 million in 2001, $280.4 million in 2000, and $240.6 million in 1999. The following table shows minimum expected future capacity payments for purchased power commitments. Because the purchased power commitments have relatively long durations, the total present value of these payments using a 10% discount rate also is presented.

                                                Purchased Power Capacity Payments
                                                ---------------------------------
(In millions)                          Utilities          Cogenerators            Total
------------------------------------------------------------------------------------------
2002                                     $ 53               $  236               $  289
2003                                       51                  244                  295
2004                                       29                  255                  284
2005                                       29                  268                  297
2006                                       29                  279                  308
2007-2025                                 128                4,757                4,885
------------------------------------------------------------------------------------------
Total                                    $319               $6,039               $6,358
------------------------------------------------------------------------------------------
Total net present value                                                          $2,615
------------------------------------------------------------------------------------------

Leases -- The Company has several non-cancelable operating leases, primarily for transportation equipment, with varying terms extending to 2014, and generally require the subsidiaries to pay all executory costs such as maintenance and insurance. Some rental payments include minimum rentals plus contingent rentals based on mileage. Contingent rentals were not significant. The minimum future lease payments under noncancelable operating leases, with initial terms in excess of one year are $19.9 million, $39.0 million, $28.1 million, $10.5 million and $4.9 million for 2002 through 2006, respectively, with a $18.1 million total obligation thereafter. The total costs incurred under these commitments were $25.3 million, $73.9 million, and $51.1 million during 2001, 2000 and 1999, respectively.

In addition, Progress Telecom has entered into capital leases for equipment that have minimum future lease payments of approximately $1.4 million annually through 2006, with a $13.2 million total obligation thereafter.

In December 2000, Progress Rail Services Corporation (PRS), a subsidiary of Progress Fuels, sold a portfolio of railcars to Railcar Asset Financing Trust
(RAFT). PRS made a $4.9 million (9.95%) investment in RAFT and will remain as servicer of the portfolio. The RAFT term is five years at which time PRS has the option to repurchase the railcars at fair value.

Construction Program -- Substantial commitments have been made in connection with the Company's construction program. For the year 2002, Florida Power has projected annual construction expenditures of $524.1 million, primarily for electric plant.

Insurance -- Florida Progress and its subsidiaries utilize various risk management techniques to protect certain assets from risk of loss, including the purchase of insurance. Risk avoidance, risk transfer and self-insurance techniques are utilized depending on the Company's ability to assume risk, the relative cost and availability of methods for transferring risk to third parties, and the requirements of applicable regulatory bodies.

Florida Power self-insures its transmission and distribution lines against loss due to storm damage and other natural disasters. Pursuant to a regulatory order, Florida Power is accruing $6 million annually to a storm damage reserve and may defer any losses in excess of the reserve. The reserve balances at December 31, 2001 and 2000 were $35.5 million and $29.5 million, respectively are recorded in other long-term liabilities. (See Note 15)

Under the provisions of the Price Anderson Act, which limits liability for accidents at nuclear power plants, Florida Power, as an owner of a nuclear plant, can be assessed for a portion of any third-party liability claims arising from an accident at any commercial nuclear power plant in the United States. If total third-party claims relating to a single nuclear incident exceed $200 million (the amount of currently available commercial liability insurance), Florida Power could be assessed up to $88.1 million per incident, with a maximum assessment of $10 million per year.

Florida Power also maintains nuclear property damage insurance and decontamination and decommissioning liability insurance totaling $1.6 billion. This insurance coverage is purchased from Nuclear Electric Insurance Ltd.
(NEIL). Florida Power is self-insured for any losses that are in excess of this coverage. Under the terms of the NEIL policy, Florida Power could be assessed up to a maximum of $8.7 million in any policy year if losses in excess of NEIL's available surplus are incurred.

There have been recent revisions made to the nuclear property and nuclear liability insurance policies regarding the maximum recoveries available for multiple terrorism occurrences. Under the NEIL policies, if there were multiple terrorism losses occurring within one year after the first loss from terrorism, NEIL would make available one industry aggregate limit of $3.2 billion, along with any amounts it recovers from reinsurance, government indemnity or other sources up to the limits for each claimant. If terrorism losses occurred beyond the one-year period, a new set of limits and resources would apply. For nuclear liability claims arising out of terrorist acts, the primary level available through commercial insurers is now subject to an industry aggregate limit of $200.0 million. The second level of coverage obtained through the assessments discussed above would continue to apply to losses exceeding $200.0 million and would provide coverage in excess of any diminished primary limits due to the terrorist acts aggregate.

Florida Power has never been assessed under these nuclear indemnities or insurance policies.

Claims and Uncertainties - The Company is subject to federal, state and local regulations addressing air and water quality, hazardous and solid waste management and other environmental matters.

Various organic materials associated with the production of manufactured gas, generally referred to as coal tar, are regulated under federal and state laws. The lead or sole regulatory agency that is responsible for a particular former coal tar site depends largely upon the state in which the site is located. There are several MGP sites to which Florida Power has some connection. In this regard, Florida Power, with other potentially responsible parties, is participating in investigating and, if necessary, remediating former coal tar sites with several regulatory agencies, including, but not limited to, the U.S. Environmental Protection Agency (EPA) and the FDEP. Although the Company may incur costs at these sites about which it has been notified, based upon current status of these sites, the Company does not expect those costs to be material to the financial position or results of operations of the Company. The Company has accrued amounts to address known costs at certain of these sites.

The Company is periodically notified by regulators such as the EPA and various state agencies of their involvement or potential involvement in sites, other than MGP sites, that may require investigation and/or remediation. Although the Company may incur costs at the sites about which they have been notified, based upon the current status of these sites, the Company does not expect those costs to be material to the financial position or results of operations of the Company.

There has been and may be further proposed federal legislation requiring reductions in air emissions for nitrogen oxides, sulfur dioxide and mercury setting forth national caps and emission levels over an extended period of time. This national multi-pollutant approach would have significant costs which could be material to the Company's consolidated financial position or results of operations. Some companies may seek recovery of the related cost through rate adjustments or similar mechanisms. The Company cannot predict the outcome of this matter.

The EPA has been conducting an enforcement initiative related to a number of coal-fired utility power plants in an effort to determine whether modifications at those facilities were subject to New Source Review requirements or New Source Performance Standards under the Clean Air Act. Florida Power was asked to provide information to the EPA as part of this initiative and cooperated in providing the requested information. The EPA has initiated enforcement actions against other utilities as part of this initiative, some of which have resulted in or may result in settlement agreements, ranging from $1.0 billion to $1.4 billion. A utility that was not subject to a civil enforcement action settled its New Source Review issues with the EPA for $300 million. These settlement agreements have generally called for expenditures to be made over extended time periods, and some of the companies may seek recovery of the related costs through rate adjustments. The Company cannot predict the outcome of this matter.

In July 1997, the EPA issued final regulations establishing a new eight-hour ozone standard. In October 1999, the District of Columbia Circuit Court of Appeals ruled against the EPA with regard to the federal eight-hour ozone standard. The U.S. Supreme Court has upheld, in part, the District of Columbia Circuit Court of Appeals decision. Further litigation and rulemaking are anticipated. The Company cannot predict the outcome of this matter.

On November 1, 2001, the Company completed the sale of the Inland Marine Transportation segment to AEP Resources, Inc. In connection with the sale, the Company entered into environmental indemnification provisions covering both unknown and known sites. The Company has recorded an accrual to cover estimated probable future environmental expenditures. The Company believes that it is reasonably possible that additional costs, which cannot be currently estimated, may be incurred related to the environmental indemnification provision beyond the amounts accrued. The Company cannot predict the outcome of this matter.

Florida Power has filed claims with the Company's general liability insurance carriers to recover costs arising out of actual or potential environmental liabilities. Some claims have been settled and others are still pending. While management cannot predict the outcome of these matters, the outcome is not expected to have a material effect on the financial position or results of operations.

Other Commitments - Florida Progress has certain future commitments related to synthetic fuel facilities purchased that provide for contingent payments (royalties) of up to $25.2 million on sales from Florida Progress' interests in these plants annually through 2007. The related agreements were amended in December 2001 to require the payment of minimum annual royalties of which Florida Progress' share is approximately $14.5 million through 2007. As a result of the amendment, the Florida Progress recorded a liability (included in other liabilities and deferred credits on the Consolidated Balance Sheets) and a deferred cost asset (included in other assets and deferred debits in the Consolidated Balance Sheets) of approximately $67.0 million at December 31, 2001, representing the minimum amounts due through 2007, discounted at 6.05%. As of December 31, 2001, the portion of the asset and liability recorded that was classified as current was $12.9 million. The deferred cost asset will be amortized to expense each year as synthetic fuel sales are made. The maximum amounts payable under these agreements remain unchanged. Actual amounts accrued under these agreements were approximately $25.2 million in 2001, $22.5 million in 2000, and $0.9 thousand in 1999.

In January 2002, the Company entered into a letter of intent to acquire approximately 215 natural gas wells, 52 miles of intrastate gas pipeline and 170 miles of gas-gathering systems. Total consideration of $153 million is expected to include $135 million in Progress Energy common stock and $18 million in cash. This transaction is expected to be completed in the first half of 2002.

LEGAL MATTERS

Age Discrimination Suit -- Florida Power and Florida Progress have been named defendants in an age discrimination lawsuit. The number of plaintiffs remains at 116, but four of those plaintiffs have had their federal claims dismissed and 74 others have had their state age claims dismissed. While no dollar amount was requested, each plaintiff seeks back pay, reinstatement or front pay through their projected dates of normal retirement, costs and attorneys' fees. In October 1996, the Federal Court approved an agreement between the parties to provisionally certify this case as a class action suit under the Age Discrimination in Employment Act. Florida Power filed a motion to decertify the class and in August 1999, the Court granted Florida Power's motion. In October 1999, the judge certified the question of whether the case should be tried as a class action to the Eleventh Circuit Court of Appeals for immediate appellate review. In December 1999, the Court of Appeals agreed to review the judge's order decertifying the class. In anticipation of a potential ruling decertifying the case as a class action, plaintiffs filed a virtually identical lawsuit, which identified all opt-in plaintiffs as named plaintiffs. On July 5, 2001, the Eleventh Circuit Court of Appeals ruled that as a matter of law, disparate claims cannot be brought under the Americans with Disabilities Act (ADEA). This ruling has the effect of decertifying the Akin case as a class action. On
                                          ----
October 3, 2001, the plaintiffs filed a petition in the United States Supreme Court, requesting a hearing of the case, on the issue of whether disparate claims can be brought under the ADEA. On December 3, 2001, the United States Supreme Court agreed to hear the case. Oral arguments on the issue will be held on March 20, 2002. As of this date, the trial court has not stayed the litigation pending the outcome of the Supreme Court. The Company cannot predict the outcome of this matter.

In December 1998, during mediation in this age discrimination suit, plaintiffs alleged damages of $100 million. Company management, while not believing plaintiffs' claim to have merit, offered $5 million in an attempt to settle all claims. Plaintiffs rejected that offer. Florida Power and the plaintiffs engaged in informal settlement discussions, which terminated on December 22, 1998. As a result of the plaintiffs' claims, management has identified a probable range of $5 million to $100 million with no amount within that range a better estimate of probable loss than any other amount; accordingly, Florida Power has accrued $5 million. In December 1999, Florida Power also recorded an accrual of $4.8 million for legal fees associated with defending its position in these proceedings. There can be no assurance that this litigation will be settled, or if settled, that the settlement will not exceed $5 million. Additionally, the ultimate outcome, if litigated, cannot presently be determined.

Advanced Separation Technologies (AST) -- In 1996, Florida Progress sold its 80% interest in AST to Calgon Carbon Corporation (Calgon) for net proceeds of $56 million in cash. In January 1998, Calgon filed a lawsuit against Florida Progress and the other selling shareholder and amended it in April 1998, alleging misstatement of AST's 1996 revenues, assets and liabilities, seeking damages and granting Calgon the right to rescind the sale. The lawsuit also accused the sellers of failing to disclose flaws in AST's manufacturing process and a lack of quality control. Florida Progress believes that the aggregate total of all legitimate warranty claims by customers of AST for which it is probable that Florida Progress will be responsible for under the Stock Purchase Agreement with Calgon is approximately $3.2 million, and accordingly, accrued $3.2 million in the third quarter of 1999 as an estimate of probable loss. Florida Progress filed a motion for summary judgement, which is pending.

Qualifying Facilities Contracts -- Florida Power's purchased power contracts with qualifying facilities employ separate pricing methodologies for capacity payments and energy payments. Florida Power has interpreted the pricing provision in these contracts to allow it to pay an as-available energy price rather than a higher firm energy price when the avoided unit upon which the applicable contract is based would not have been operated.

The owners of four qualifying facilities filed suits against Florida Power in state court over the contract payment terms, and one owner also filed suit in federal court. Three of the state court suits have been settled and the federal case was dismissed. The most recent case to settle involved Dade County/Dade Cogen. In May 1999, the parties reached an agreement to settle their dispute in its entirety, including all of the ongoing litigation. The definitive settlement agreement was approved by the Dade County Commission in December 1999 and by the FPSC in June 2000.

In the remaining state court suit, the trial regarding NCP Lake Power (Lake) concluded in December 1998. In April 1999, the judge entered an order granting Lake's breach of contract claim and ruled that Lake is entitled to receive "firm" energy payments during on-peak hours, but for all other hours, Lake is entitled to the "as-available" rate. The Court also ruled that for purposes of calculating damages, the breach of contract occurred

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at the inception of the contract. In August 1999, a Final Judgment was entered for Lake for approximately $4.5 million and Lake filed a Notice of Appeal. Also in this case, in April 1998, Florida Power filed a petition with the FPSC for a Declaratory Statement that the contract between the parties limits energy payments thereunder to the avoided costs based upon an analysis of a hypothetical unit having the characteristics specified in the contract. In October 1998, the FPSC denied the petition, but Florida Power appealed to the Florida Supreme Court. On January 26, 2001, the District Court of Appeals reversed the trial court's order and held that the contract requires Florida Power to pay Lake the firm energy rate for all hours that the avoided unit operates, less any maintenance shut-down hours. The District Court of Appeals remanded the case to the trial court for a new trial to determine the appropriate amount of damages consistent with the appellate court's ruling. Florida Power sought rehearing of the District Court of Appeal's decision, which subsequently confirmed its initial decision. On remand, Florida Power entered a stipulation on issues of fact that resulted in the issuance of a Final Judgement awarding damages to Lake of approximately $20 million, which Florida Power recorded as a charge to purchased power expense. Florida Power anticipates that all fuel and capacity expenses, including any settlement amounts incurred as a result of the matters discussed above, will be recovered from its customers.

Mid-Continent Life Insurance Company (Mid-Continent) -- As discussed below, a series of events in 1997 significantly jeopardized the ability of Mid-Continent to implement a plan to eliminate a projected reserve deficiency, resulting in the impairment of Florida Progress' investment in Mid-Continent. Therefore, Florida Progress recorded a provision for loss on investment of $86.9 million in 1997. Florida Progress also recorded an accrual at December 31, 1997, for legal fees associated with defending its position in current Mid-Continent legal proceedings.

In the spring of 1997, the Oklahoma State Insurance Commissioner (Commissioner) received court approval to seize control as receiver of the operations of Mid-Continent. The Commissioner had alleged that Mid-Continent's reserves were understated by more than $125 million, thus causing Mid-Continent to be statutorily impaired. The Commissioner further alleged that Mid-Continent had violated Oklahoma law relating to deceptive trade practices in connection with the sale of its "Extra Life" insurance policies and was not entitled to raise premiums, a key element of Mid-Continent's plan to address the projected reserve deficiency. While sustaining the receivership, the court also ruled that premiums could be raised. Although both sides appealed the decision to the Oklahoma Supreme Court, those appeals were withdrawn in early 1999.

In December 1997, the receiver filed a lawsuit (Receiver's Lawsuit) against Florida Progress, certain of its directors and officers, and certain former Mid-Continent officers, making a number of allegations and seeking access to Florida Progress' assets to satisfy policyholder and creditor claims. In April 1998, the court granted motions to dismiss the individual defendants, leaving Florida Progress as the sole remaining defendant in the lawsuit.

A new Commissioner was elected in November 1998 and has worked with Florida Progress and others to develop a plan to rehabilitate Mid-Continent rather than pursue litigation against Florida Progress. Based on data through December 31, 1998, Florida Progress' actuarial estimate of the additional assets necessary to fund the reserve, after applying Mid-Continent's statutory surplus is in the range of $100 million. The amount put forth by the actuary hired by the former Commissioner was in the range of $350 million. Florida Progress believes that any estimate of the projected reserve deficiency would affect only the assets of Mid-Continent, because Florida Progress has legal defenses to any claims asserted against it.

In January 1999, five Mid-Continent policyholders filed a purported class action (Policyholders' Lawsuit) against Mid-Continent and the same defendants named in the case filed by the former Commissioner. The complaint contains substantially the same factual allegations as those made by the former Commissioner. The suit asserts "Extra Life" policyholders have been injured as a result of representations made in connection with the sale of that policy. The suit seeks actual and punitive damages.

On April 17, 2000, Florida Progress filed an answer in the purported policyholder class action. That answer denied all material allegations of the petition. On April 27, 2000, Florida Progress filed an amended answer and third party petition, which asserted claims for indemnity and contribution against John P. Crawford in his capacity as a prior actuary to Mid-Continent and Lewis & Ellis, Inc., the actuarial firm that designed the Mid-Continent "Extra Life" policy.

Proposals for a plan of rehabilitation were received and opened in June 1999. In October 1999, the new Commissioner signed a letter of intent, subject to approval by the Oklahoma District Court, concerning the assumption of all policies of Mid-Continent. In a letter of intent in connection with the proposed plan of rehabilitation, Florida Progress agreed to assign all of Mid-Continent's stock to the receiver, and contribute

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$10 million to help offset future premium rate increases or coverage reductions, provided that, among other things, Florida Progress receives a full release from liability, and the receiver's action against Florida Progress is dismissed, with prejudice. The $10 million was proposed to be held in escrow by the Commissioner for a period of 10 years and invested for the benefit of the policyholders. Any proposed premium increases would have been offset by this fund until it was exhausted. The Mid-Continent plan was originally scheduled to be considered by the Oklahoma County District Court in December 1999, but the Court postponed its consideration. Florida Progress accrued an additional provision for loss of $10 million in December 1999. The loss was more than offset by the recognition of tax benefits of approximately $11 million, related to the excess of the tax basis over the current book value of the investment in Mid-Continent, and thus, did not have a material impact on Florida Progress' consolidated financial position, results of operations, or liquidity. This benefit had not been recorded earlier due to uncertainties associated with the timing of the tax deduction.

The Court ordered the filing of new proposals by May 22, 2000. The Commissioner recommended the proposal submitted by American Fidelity Assurance Company (American Fidelity). In September 2000, the Oklahoma County District Court began a hearing to approve the rehabilitation plan proposed by the Oklahoma Insurance Commissioner, under which American Fidelity would acquire Mid-Continent's policies. On September 26, 2000, the Court approved acquisition of the Mid-Continent policies by American Fidelity. In addition, Florida Progress reached a settlement to resolve the Policyholders' Lawsuit. Under the terms of the settlement, Florida Progress agreed to contribute an additional $7.5 million, towards protecting policyholders in the event that future premium rate increases are necessary, and pay attorney's fees and expenses up to $4.875 million. Florida Progress also agreed with the Commissioner to provide approximately $.6 million to fund welfare benefits for retired Mid-Continent employees. Accordingly Florida Progress accrued $12.8 million in September 2000. The additional $7.5 million brings the total contribution to the fund by Florida Progress to $17.5 million. In the event that future premium rate increases are necessary, the $17.5 million, plus interest accrued, will offset increases until the fund is exhausted. Dismissal of the Receiver's Lawsuit is part of the settlement. The Policyholders' Lawsuit case has been transferred to the rehabilitation court. On February 21, 2001, the Court approved the settlement of the Policyholders' Lawsuit and the dismissal of the Receiver's Lawsuit. During 2001, Florida Progress paid the settlement and attorney's fees. In December 2001, Florida Progress, having filed a claim with its insurance carrier related to Mid-Continent, was awarded an $8.8 million insurance settlement that was recorded in Other income(net), resulting in after-tax income of $5.4 million.

Easement Litigation -- In December 1998, Florida Power was served with this class action lawsuit seeking damages, declaratory and injunctive relief for the alleged improper use of electric transmission easements. The plaintiffs contend that the licensing of fiber optic telecommunications lines to third parties or telecommunications companies for other than Florida Power's internal use along the electric transmission line right-of-way exceeds the authority granted in the easements. In June 1999, plaintiffs amended their complaint to add Progress Telecom as a defendant and adding counts for unjust enrichment and constructive trust. In January 2000, the court conditionally certified the class statewide. In mediation held in March 2000, the parties reached a tentative settlement of this claim. In January 2001, the Court preliminarily approved the amended settlement agreement, certified the settlement class and approved the class notice. On November 16, 2001, the Court issued a final order approving the settlement. Several objectors to the settlement appealed the order to the 1st District Court of Appeal. If the order approving settlement is ultimately upheld on appeal, the settlement would not have a material adverse impact on the financial position, results of operations or liquidity of Florida Power or Progress Telecom.

Franchise Litigation -- Five cities, with a total of approximately 36,000 customers, have sued Florida Power in various circuit courts in Florida. The lawsuits principally seek (1) a declaratory judgment that the cities have the right to purchase Florida Power's electric distribution system located within the municipal boundaries of the cities, (2) a declaratory judgment that the value of the distribution system must be determined through arbitration, and (3) injunctive relief requiring Florida Power to continue to collect from Florida Power's customers and remit to the cities, franchise fees during the pending litigation, and as long as Florida Power continues to occupy the cities' rights-of-way to provide electric service, notwithstanding the expiration of the franchise ordinances under which Florida Power had agreed to collect such fees. Three circuit courts have entered orders requiring arbitration to establish the purchase price of Florida Power's electric distribution facilities within three cities. One appellate court has held that one city has the right to determine the value of Florida Power's facilities within the city through arbitration. To date, no city has attempted to actually exercise the right to purchase any portion of Florida Power's electric distribution system, nor has there been any proceeding to determine the value at which such a purchase could be made. Arbitration's for two of the cases have been scheduled for the third quarter of 2002. The Company cannot predict the outcome of these matters.

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Other Legal Matters -- Florida Progress and Florida Power are involved in various other claims and legal actions arising in the ordinary course of business, some of which involve substantial amounts. Where appropriate, accruals have been made in accordance with SFAS No. 5, "Accounting for Contingencies," to provide for such matters. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect upon either company's consolidated financial position, results of operations or liquidity.

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